Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

In re:	)	Chapter 11
)
CARAUSTAR INDUSTRIES, INC. et al, [1]	)	Case Nos. 09-73830;
	)	09-73835 - 09-73837;
Debtors.	)	09-73839 - 09-73841;
	)	09-73843 - 09-73851; and
	)	09-73853 - 09-73855 (MGD)
	)	Jointly Administered

PLAN SUPPLEMENT TO

DEBTORS’ FIRST AMENDED JOINT PLAN OF REORGANIZATION

Caraustar Industries, Inc. (“Caraustar”) and its affiliated debtors (collectively, the “Debtors”), hereby file this Plan Supplement to the Debtors’ First Amended Joint Plan of Reorganization (the “Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

As required by Articles 1.78 and 1.79 the Plan, this Plan Supplement contains (a) Amended and Restated Articles of Incorporation, (b) Amended and Restated By-Laws, (c) Term Sheet for Exit Facility Credit Agreement, (d) Term Sheet for New Secured Notes Indenture, (e) Reorganized Caraustar Shareholders Agreement, (f) Summary of Reincorporation Transactions, and (g) Rejected Executory Contracts. Pursuant to Article 12.9 of the Plan, the Debtor may amend this Plan Supplement, and any attachments hereto, through and including the Confirmation Date.

The documents comprising the Plan Supplement are set forth in the following exhibits:

EXHIBIT A: Amended and Restated Articles of Incorporation;

EXHIBIT B: Amended and Restated By-Laws;

EXHIBIT C: Term Sheet for Exit Facility Credit Agreement;

[1]

The Debtors are: Caraustar Industries, Inc. (Tax ID No. 58-1388387), Austell Holding Company, LLC, Camden Paperboard Corporation (Tax ID No. 22-2906400), Caraustar Custom Packaging Group, Inc. (Tax ID No. 58-2467838), Caraustar Custom Packaging Group (Maryland), Inc. (Tax ID No. 52-0269940), Caraustar, G.P. (Tax ID No. 57-1092701), Caraustar Industrial & Consumer Products Group, Inc. (Tax ID No. 34-1662420), Caraustar Mill Group, Inc. (Tax ID No. 58-2260608), Caraustar Recovered Fiber Group, Inc. (Tax ID No. 52-2207418), Chicago Paperboard Corporation (Tax ID No. 36-3307876), Federal Transport, Inc. (Tax ID No. 23-2187126), Gypsum MGC, Inc. (Tax ID No. 58-2592488), Halifax Paper Board Company, Inc. (Tax ID No. 62-1778263), McQueeney Gypsum Company (Tax ID No. 76-0177025), McQueeny Gypsum Company, LLC, Paragon Plastics, Inc. (Tax ID No. 57-0773729), PBL Inc. (Tax ID No. 58-2475016), RECCMG, LLC, and Sprague Paperboard, Inc. (Tax ID No. 06-1544472). The mailing address for Caraustar Industries, Inc. is 5000 Austell Powder Springs Road, Suite 300, Austell, Georgia, 30106.

EXHIBIT D: Term Sheet for New Secured Notes Indenture;

EXHIBIT E: Reorganized Caraustar Shareholders Agreement;

EXHIBIT F: Summary of Reincorporation Transactions; and

EXHIBIT G: Rejected Executory Contracts

Dated this 17th day of July, 2009.

Respectfully submitted,

KING & SPALDING LLP

/s/ Michelle L. Carter
James A. Pardo, Jr.
Georgia Bar No. 561206 jpardo@kslaw.com
Mark M. Maloney
Georgia Bar No. 468104 mmaloney@kslaw.com
Michelle L. Carter
Georgia Bar No. 114571 mcarter@kslaw.com
1180 Peachtree Street
Atlanta, Georgia 30309-3521
Telephone:	(404) 572-4600
Facsimile:	(404) 572-5128

COUNSEL FOR THE DEBTORS

EXHIBIT A

Amended and Restated Articles of Incorporation

AMENDED AND RESTATED CERTIFICATE

of

INCORPORATION of CARAUSTAR INDUSTRIES, INC.

CARAUSTAR INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of the corporation is CARAUSTAR INDUSTRIES, INC. (the “Corporation”). The Corporation’s original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on [            ], 2009. This Amended and Restated Certificate of Incorporation was duly adopted, without the need for approval of the Board of Directors or the stockholders, in accordance with §§ 242, 245 and 303 of the Delaware General Corporation Law (the “DGCL”) and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the Northern District of Georgia in In re: Caraustar Industries, Inc., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101-1330), as amended (the “Bankruptcy Code”), which Plan became effective on [            ], 2009 (the “Plan Effective Date”).

The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

1. Name. The name of the Corporation is CARAUSTAR INDUSTRIES, INC.

2. Registered Office and Agent. The Corporation’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Authorized Capital Stock; Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is [One hundred thirty thousand (130,000)] shares, of which (a) up to [One hundred twenty thousand (120,000)] shares shall be Common Stock, consisting of (i) up to [One hundred ten thousand (110,000)] shares of Class A common stock, $.01 par value per share (“Class A Common Stock”), and (ii) up to [ten thousand (10,000)] shares of Class B common stock, $.01 par value per share (“Class B Common Stock”); and (b) up to [ten thousand (10,000)] shares shall be Preferred Stock, $.01 par value per share (“Preferred Stock”).

Shares of Class B Common Stock shall be issuable only pursuant to the terms of awards that may be granted under a management equity plan to be adopted by the Board of Directors of the Corporation (the “Management Equity Plan”).

As used in this Certificate of Incorporation, unless otherwise expressly stated, the term “Common Stock” shall refer collectively to the issued and outstanding shares of Class A Common Stock and Class B Common Stock.

Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the Bankruptcy Code; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code and (ii) only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation.

5. Rights of Stockholders.

5.1 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Subject to applicable law and the provisions of this Certificate of Incorporation, the Board of Directors is authorized to determine the designation of any series of Preferred Stock, to fix the number of shares of any series of the Preferred Stock, and to determine the rights, powers (including voting powers, if any), preferences, privileges, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5.2 Common Stock.

5.2.1 Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of any series of Preferred Stock. Subject to applicable law and except as otherwise expressly provided in this Certificate of Incorporation, the powers, designations, rights, preferences, privileges, qualifications, limitations and restrictions with respect to the Class A Common Stock and Class B Common Stock shall be identical in all respects.

5.2.2 Dividends. Subject to the rights of holders of any outstanding series of Preferred Stock, the Board of Directors may cause dividends to be declared and paid on outstanding shares of Common Stock out of funds legally available for the payment of dividends. When, as and if dividends are declared by the Board of Directors, whether payable in cash, in property, in stock or otherwise, in accordance with this Certificate of Incorporation and the Bylaws of the Corporation, as in effect from time to time (the “Bylaws”), out of the assets of the Corporation which are at law available therefor, the holders of outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to share equally in, and to receive in accordance with the number of shares of Common Stock held by each such holder, all such dividends, except that if at any time dividends are declared that are payable in shares of Common Stock, such stock dividends shall be payable at the same rate on the shares of each class of Common Stock and shall be payable only in shares of Class A Common Stock to holders of issued and outstanding shares of Class A Common Stock and only in shares of Class B Common Stock to holders of issued and outstanding shares of Class B Common Stock, and only to the extent that an adequate number of shares of each such class of Common Stock are authorized, unreserved and available for the payment of such dividend.

5.2.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to share, ratably according to the number of shares of such class of Common Stock held by each such holder, in the remaining assets of the Corporation available for distribution to its stockholders after the payment, or provision for payment, of all debts and other liabilities of the Corporation and the payment of any outstanding Preferred Stock.

5.2.4 Stockholder Voting Rights. Subject to applicable law and except as otherwise expressly provided in Section 5.5 or Section 5.7 or elsewhere in this Certificate of Incorporation or the Bylaws, and subject to the rights of holders of any outstanding series of Preferred Stock:

(i) each holder of record of one or more issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation;

(ii) the holders of the issued and outstanding shares of Common Stock shall exclusively possess voting power on all matters on which the Corporation’s stockholders are entitled to vote; and

(iii) unless otherwise expressly provided in this Certificate of Incorporation, the approval of all matters brought before the stockholders of the Corporation shall require, in addition to any vote required by law, the affirmative vote of holders of at least a majority of the then-issued and outstanding shares of Common Stock (voting as a single class).

5.2.5 Stockholder Information Rights. Holders of Common Stock of the Corporation shall have the right, upon written request made to the Secretary of the Corporation, subject to delivery to such Secretary of a completed and executed questionnaire and confidentiality undertaking from such stockholder in the form attached to this Certificate of Incorporation as Exhibit A (or such other form as may be approved by the Board of Directors and available from time to time from the Secretary of the Corporation), to receive:

(i) within 90 days after the end of each fiscal year of the Corporation, an annual report containing (x) audited consolidated financial statements of the Corporation for such fiscal year (including balance sheets, statements of operations and statements of cash flows as would be required to be included in an Annual Report on Form 10-K if the Corporation had a class of Common Stock registered with the Securities and Exchange Commission (the “SEC”) under the

Securities Exchange Act of 1934, as amended (the “Exchange Act”)), certified by a national accounting firm and prepared in accordance with generally accepted accounting principles (“GAAP”), and (y) a management’s discussion and analysis of financial condition and results of operations (“MD&A”), in narrative form, with respect to such financial statements (such MD&A to be substantially similar to that which would be required to be included in an Annual Report on Form 10-K if the Corporation were an SEC registrant);

(ii) in the case of (x) any Person (as defined below) that received Common Stock pursuant to the Plan as of the Plan Effective Date or (y) any other Person that, individually or with its Affiliates (as defined in Section 6.1.2), is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), within 45 days after the end of each of the first three fiscal quarters of each year (or more frequently at the Board of Directors’ option), a report containing (x) condensed consolidated financial statements of the Corporation for such quarter and the year-to-date period and the comparable period of the prior fiscal year (including balance sheets, statements of operations and statements of cash flows as would be required to be included in a Quarterly Report on Form 10-Q if the Corporation had a class of Common Stock registered with the SEC under the Exchange Act), prepared in accordance with GAAP, and (y) an MD&A, in narrative form, with respect to such financial statements (such MD&A to be substantially similar to that which would be required to be included in a Quarterly Report on Form 10-Q if the Corporation were an SEC registrant);

(iii) in the case of (x) any Person that received Common Stock pursuant to the Plan as of the Plan Effective Date or (y) any other Person that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), concurrently with any report furnished pursuant to clause (i) or (ii) above, a brief description of the nature of the business of the Corporation and its products and services and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”);

(iv) in the case of any Person that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), written notice of the occurrence of any event that would be required to be reported by the Corporation on Form 8-K if the Corporation had a class of Common Stock registered with the SEC under the Exchange Act, together with all information relating to such event that would be required to be included in such Form 8-K, within seven days of the occurrence of such event; and

(v) in the case of any Person that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), upon reasonable prior written notice delivered to the Corporation by such Person, a complete record of the stockholders of the Corporation, arranged by class of shares and, within each class, in alphabetical order, showing the address of each stockholder and the number of shares of each class of Common Stock registered in the name of such stockholder, such record to be made available by the Corporation either on a reasonably accessible electronic network or during normal business hours at the principal place of business of the Corporation;

provided, however, that (i) the Corporation will not be required by clauses (i), (ii), (iii) or (iv) of this Section 5.2.5 to deliver any reports that are more extensive or more detailed than those that would be required if the Corporation had a class of Common Stock registered with the SEC under the Exchange Act, and (ii) the requirements of this Section 5.2.5 shall cease to apply at such time as the Corporation has a class of Common Stock registered with the SEC under the Exchange Act.

As used in this Certificate of Incorporation, “Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, association, trust or joint venture, or a governmental agency or political subdivision thereof.

5.2.6 Information Concerning Number of Stockholders of Record. In the event the Corporation determines that the number of holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any relevant rules promulgated thereunder) of the Corporation’s Common Stock exceeds 450, the Corporation shall, as promptly as practicable thereafter, cause written notice thereof to be provided to each such holder of record.

5.3 Consideration. Subject to applicable law and except as otherwise provided in this Certificate of Incorporation, the capital stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

5.4 Conversion of Class B Common Stock.

5.4.1 Conversion of Class B Common Stock into Class A Common Stock Upon Sale or Transfer. In the event that any issued and outstanding shares of Class B Common Stock are sold or otherwise Transferred (as defined in Section 6.6) (other than, to the extent permitted by the terms of the Management Equity Plan, to a member of the immediate family of the transferor or to a family trust, family partnership or similar entity or vehicle) in a transaction not prohibited by this Certificate of Incorporation or the terms of the Management Equity Plan, each such issued and outstanding share of Class B Common Stock so sold or Transferred shall immediately and automatically convert into one fully paid and nonassessable share of Class A Common Stock upon consummation of such sale or Transfer.

5.4.2 Conversion Upon Exchange Act Registration. In the event that the Class A Common Stock at any time becomes registered with the Securities and Exchange Commission under the Exchange Act, each then-issued and outstanding share of Class B Common Stock shall immediately and automatically convert into one fully paid and nonassessable share of Class A Common Stock upon the effectiveness of such registration.

5.4.3 Shares Reserved. The Corporation shall at all times reserve and keep available for issuance, upon the conversion of any Class B Common Stock, shares of Class A Common Stock sufficient to permit the conversion of the outstanding shares of Class B Common Stock into Class A Common Stock in accordance with this Section 5.4.

5.5 Special Approval Requirements for Key Actions.

5.5.1 Approval Required. In addition to any other vote of stockholders that may be required by law or by the provisions of this Certificate of Incorporation and any approval required by Section 5.7 in the case of a Related Party Transaction (as defined below), the Corporation shall not take, or permit any subsidiary to take, any Key Action (as defined below), without first obtaining, with respect to such Key Action, either:

(i) the unanimous written consent of all directors then in office; or

(ii) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of all the directors in attendance (excluding any directors recusing themselves due to an actual or potential conflict of interest, provided that no action may be taken by less than a majority of all directors present at such meeting); or

(iii) (A) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office and (B) the affirmative vote of at least a majority of the holders of the issued and outstanding shares of Class A Common Stock.

5.5.2 Key Action Defined. For purposes of this Section 5.5, each of the following shall constitute a “Key Action”:

(i) a consolidation or merger of the Corporation with or into another corporation or entity (other than the merger on or about the Plan Effective Date of Caraustar Industries, Inc., a North Carolina corporation, with and into the Corporation);

(ii) a direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties and assets of the Corporation and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a direct or indirect wholly-owned subsidiary of the Corporation;

(iii) the entry by the Corporation into any transaction that would result in a Change of Control (as defined below);

(iv) any material acquisition by the Corporation;

(v) any amendment, modification or repeal (except for amendments that are ministerial in nature) of any provision of this Certificate of Incorporation or the Bylaws;

(vi) the adoption of any stockholder rights plan, share purchase rights plan or similar plan (a “Poison Pill”) which is designed to impede the acquisition of a block of the Corporation’s common stock in excess of a specified threshold; or

(vii) a liquidation or dissolution of, or adoption of a plan relating to the liquidation or dissolution of, the Corporation.

For the purposes of clause (iii) of this Section 5.5.2, a “Change of Control” shall be defined as the occurrence of any of the following: (1) any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than any such person that received Common Stock pursuant to the Plan as of the Plan Effective Date, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Corporation or such other person surviving the transaction; or (2) a majority of the members of the Corporation’s Board of Directors are not Continuing Directors. As used in the preceding sentence, “Continuing Directors” shall be defined as any member of the Board of Directors of the Corporation who (1) was a member of the Board of Directors of the Corporation on, or within 30 days after, the Plan Effective Date; or (2) was nominated for election or elected or appointed to the Board of Directors of the Corporation with the unanimous approval of the Continuing Directors who were members of the Board of Directors of the Corporation at the time of such election or appointment (except that any individual whose initial election as director occurs as the result of an actual or threatened election contest, including an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, shall not be considered a Continuing Director).

5.6 Poison Pill. The affirmative vote of each holder of issued and outstanding shares of Class A Common Stock will be required in the event that the Board of Directors authorizes (in accordance with Section 5.5) a Poison Pill, the terms of which do not treat all issued and outstanding shares of Class A Common Stock in the same manner.

5.7 Approval Requirements for Related Party Transactions. In addition to any other vote of stockholders that may be required by law or by the provisions of this Certificate of Incorporation and any approval required by Section 5.5 in the case of a Key Action, the Corporation shall not enter into any Related Party Transaction without first obtaining:

(i) in the case of a Related Party Transaction with a Related Party described in clause (iii), (iv) or (v) of the definition of “Related Party” as set forth below, either:

A.	the unanimous written consent of all directors then in office; or

B.	the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of all the directors in attendance (excluding any directors recusing themselves due to an actual or potential conflict of interest, provided that no action may be taken by less than a majority of all directors present at such meeting); or

C.

(x) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office and (y) the approval of each disinterested stockholder which, collectively with its Affiliates, holds at least

15% of the then-issued and outstanding Class A Common Stock, provided that such stockholder, collectively with its Affiliates, received at least 15% of the Class A Common Stock issued pursuant to the Plan as of the Plan Effective Date; and

(ii) in the case of a Related Party Transaction with a Related Party described in clause (i) or (ii) of the definition of “Related Party”, either:

A.	the unanimous written consent of all directors then in office; or

B.	the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office.

For the purposes of this Certificate of Incorporation, a “Related Party Transaction” shall mean any transaction, contract, agreement, understanding, arrangement, loan, advance or guarantee involving aggregate payments or consideration in excess of $500,000 in any fiscal year between the Corporation (or any subsidiary) and a Related Party; provided, however, that the following shall not be deemed to be Related Party Transactions: (i) the purchase of conventional insurance products in the ordinary course of business; (ii) principal and interest payments to holders of the Corporation’s 10% Senior Secured Notes due 2014 or other debt obligations made pursuant to the terms of such Notes or debt obligations; (iii) dividend payments or distributions to holders of the Corporation’s capital stock; (iv) the payment of reasonable and customary compensation and fees to, and indemnities provided for the benefit of, officers, directors, employees or consultants of the Corporation (or any subsidiary) in the ordinary course of business; (v) employment agreements, benefit plans (including the Management Equity Plan) and similar arrangements for employees and directors of the Corporation (including the issuance of Common Stock or other equity interests thereunder) which, in each case, are approved by the Board of Directors; (vi) loans to officers, employees or consultants of the Corporation (or its subsidiaries) not in excess of $500,000 in the aggregate outstanding at any time; and (vii) transactions between or among the Corporation and any of its direct or indirect wholly-owned subsidiaries.

For the purposes of this Section 5.7, a “Related Party” means: (i) any director or executive officer of the Corporation (or any member of the immediate family of any such director or executive officer); (ii) any Person of which a person described in clause (i) is a partner, director or executive officer; (iii) any Person beneficially owning, or otherwise controlling (or sharing control of), more than 20% of the Corporation’s issued and outstanding Common Stock; (iv) any Person that is an Affiliate (as defined in Section 6.1.2) of a Person described in clause (iii); or (v) any director or executive officer of a Person described in clause (iii) or in clause (iv) (or any member of the immediate family of any such director or executive officer).

6. Transfers of Shares.

6.1 Restrictions on Transfer.

6.1.1 Prohibited Transfers. Subject to Sections 7.1, 7.2 and 7.4, no shares of Common Stock of any class shall be sold or otherwise Transferred by any holder or group of holders thereof (regardless of the manner in which the transferor initially acquired such shares of Common Stock), if (i) such sale or Transfer would, if effected, result in the Corporation having 500 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any relevant rules promulgated thereunder), (ii) such sale or Transfer would, if effected, require the Corporation to register its Common Stock under the Exchange Act (as a result of the number of stockholders or otherwise), unless, in any such case, at the time of such sale or Transfer, the Corporation is already subject to the reporting obligations under Sections 13 or 15(d) of the Exchange Act or (iii) such sale or Transfer is to a Person engaged in direct competition with the Corporation.

6.1.2 Securities Act. In addition to the restrictions set forth in Section 6.1.1, no shares of Common Stock shall be sold or otherwise Transferred by any holder or group of holders thereof, unless (i) the certificates representing such shares bear legends as provided in Section 6.4, for so long as such legends are applicable, and (ii) either (A) the transferee is an Affiliate of the transferor, (B) such sale or Transfer is being made in accordance with the registration requirements of the Securities Act or (C) the transferee and the transferor shall have delivered to the Corporation representation letters substantially in the forms attached hereto as Exhibit B (or such other forms as may be approved from time to time by the Board of Directors and available from the Secretary of the Corporation) or shall deliver such representation letters within seven business days after consummation of such sale or Transfer.

As used in this Certificate of Incorporation, “Affiliate” means, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under direct or indirect common control with the specified Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

6.1.3 Management Equity Plan. In addition to the restrictions set forth in Sections 6.1.1 and 6.1.2, no shares of Class B Common Stock shall be sold or otherwise Transferred by any holder thereof, except as expressly permitted by the terms of the Management Equity Plan.

6.2 Prohibited Transfers Void. The Corporation shall not record upon its books any sale or other Transfer of any shares of Common Stock except in accordance with the provisions of this Certificate of Incorporation. Any purported sale or Transfer in violation of such provisions shall be void ab initio and shall not be recognized by the Corporation.

6.3 Notice of Transfer. Subject to Sections 7.1, 7.2 and 7.4, any stockholder, or group of stockholders, effecting a sale or other Transfer of any Class A Common Stock or Class B Common Stock must submit to the Corporation, prior to such sale or Transfer or within seven business days thereafter, a written notice (a “Transfer Notice”) of such sale or Transfer. A Transfer Notice shall be mailed or delivered to (i) the Secretary, General Counsel or Chief Financial Officer of the Corporation, or any of their designees, and (ii) the Chairman of the Board (the “Transfer Notice Recipients”), in each case at the Corporation’s principal place of business. A Transfer Notice shall be deemed to have been delivered when received by the

Transfer Notice Recipients in accordance with the foregoing sentence. A Transfer Notice shall include or be accompanied by (A) the name, address and telephone number of the transferor and the transferee, (B) whether the transferee is an Affiliate of the proposed transferor, (C) the number and class of shares transferred to, and acquired by, the transferee, (D) the date on which the Transfer is expected to take, or has taken, place, (E) the percentage of the transferor’s total interest in the Corporation to be Transferred, (F) if applicable, reasonably sufficient information (including representation letters in the form of Exhibit B attached hereto) to establish that the Transfer complies with this Certificate of Incorporation and that no registration of such proposed Transfer is required under the Securities Act or any applicable state securities or “blue sky” laws, (G) information demonstrating that the transferee is not a competitor of the Corporation, (H) a joinder to the Stockholders Agreement dated as of the Plan Effective Date among the Corporation and the holders of Class A Common Stock (as the same may be amended from time to time in accordance with the provisions thereof, the “Stockholders Agreement”), executed by the transferee, and (I) a request that the Corporation register the Transfer and inform the Corporation’s stock transfer agent of the Transfer. The Board of Directors (or an officer of the Corporation to whom such determination has been delegated by the Board of Directors) shall promptly cause the Transfer to be registered on the books of the Corporation, unless the Board of Directors (or such delegated officer) determines that the Transfer is not permitted pursuant to the terms of Section 6.1, in which case the Board of Directors (or such delegated officer) shall promptly inform the transferor and transferee of such determination.

6.4 Legend on Certificates.

(i) All certificates evidencing shares of Common Stock shall conspicuously bear the following legend (subject to paragraph (iii) below):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(ii) In addition to the legend required by Section 6.4(i) above, all certificates evidencing shares of Common Stock shall conspicuously bear the following legend (subject to paragraph (iii) below):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VARIOUS CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER AS SET FORTH IN THE CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND/OR MANAGEMENT EQUITY PLAN REFERRED TO THEREIN. NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECORD OF THE SHARES REPRESENTED BY

THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION AND/OR MANAGEMENT EQUITY PLAN REFERRED TO THEREIN, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(iii) In the event that any shares of Common Stock shall be registered for transfer under the Securities Act, the Corporation shall, upon the written request of the holder of such shares, issue to such holder a new certificate evidencing such shares without the legend required by Section 6.4(i). In the event that any shares of Common Stock shall cease to be subject to the restrictions on transfer set forth in this Section 6, the Corporation shall, upon the written request of the holder of such shares, issue to such holder a new certificate evidencing such shares without the legend required by Section 6.4(ii).

6.5 Termination of Transfer Restrictions Upon Qualified Public Offering. The provisions of this Section 6 (except the legend requirements set forth in Section 6.4 above, to the extent still applicable) shall terminate upon the occurrence of a Qualified Public Offering (as defined in Section 6.6).

6.6 Certain Definitions.

(i) “Transfer” means: (a) any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Common Stock (including (x) the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Common Stock, or (y) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, and (b) any other transaction or event, including without limitation a merger, consolidation, or acquisition of any Person, or the aggregation of the Common Stock beneficially owned by one Person with the Common Stock beneficially owned by any other Person, which would affect the beneficial ownership of Common Stock.

(ii) “Qualified Public Offering” means the first underwritten public offering pursuant to an effective registration statement covering a sale of Common Stock to the public that (A) is led by a nationally recognized investment bank, (B) results in the Common Stock being listed on a national securities exchange or quoted on the Nasdaq Stock Market, and (C) involves gross cash proceeds of at least $100 million.

7. Drag-Along Transactions; Tag-Along Transactions; Preemptive Rights; Co-Sale Right.

7.1 Drag-Along Transactions.

(i) In the event that one or more holders of the Corporation’s Class A Common Stock holding a majority of the then-issued and outstanding shares of all classes of Common Stock (on a fully diluted basis) (the “Selling Holders”) determine to take any action that would cause a Sale Transaction (as defined in Section 7.5) to occur, the Corporation or the Selling Holders (or a designated representative acting on behalf of the Selling Holders) will have the right to deliver written notice thereof to all other holders of the Corporation’s Common Stock (the “Dragged Holders”). Such written notice shall be delivered in accordance with Section 13, and shall contain a description of the material terms and conditions of the Sale Transaction, including without limitation the identity of the Third Party Purchaser (as defined below) and the amount and form of per share consideration to be paid by the Third Party Purchaser.

(ii) In the event notice of a Sale Transaction is given by the Corporation or by or on behalf of the Selling Holders to the Dragged Holders in accordance with the preceding paragraph (i) of this Section 7.1, all shares of Common Stock held by the Dragged Holders (or the applicable portion of such shares as set forth in the next sentence) shall be sold or transferred to the Third Party Purchaser, for the same type and amount of per share consideration and on the same terms as the Selling Holders, upon consummation of the Sale Transaction (free and clear of any liens and duly endorsed for transfer, or accompanied by duly endorsed stock powers). In the case of a Sale Transaction involving less than 100% of the then-issued and outstanding shares of the Corporation’s Common Stock, a portion of the shares of Common Stock held by the Dragged Holders shall be sold or transferred in the Sale Transaction, which portion shall correspond to the portion of the shares of Common Stock held by the Selling Holders (in the aggregate) that are proposed to be included in such Sale Transaction. In the event that the Sale Transaction involves 100% of the then-issued and outstanding Common Stock and would give rise to appraisal rights under the DGCL, then, at the written election of the Corporation or the Selling Holders (or their designated representative), all shares of Common Stock held by any Dragged Holder that have not been voted in favor of the adoption of the applicable merger agreement (including by virtue of no such vote being required), shall, immediately prior to consummation of the Sale Transaction, be transferred to the Selling Holders (on a pro rata basis), the Third Party Purchaser or another entity (in each case as designated by the Selling Holders), and each such Dragged Holder shall receive, in consideration for such transfer of such shares, an amount equal to the amount otherwise payable in respect thereof in connection with the Sale Transaction. In connection with any Sale Transaction, no Dragged Holder shall be required to make any representations or warranties (except as they relate to such Dragged Holder’s ownership of and authority to sell Common Stock) or covenants, or to provide any indemnity, except for (x) indemnification related to breaches of the foregoing representations and warranties and (y) any other indemnity agreed to by the Selling Holders (other than relating to a breach of representations and warranties by such Selling Holders); provided, that (A) in the case of clause (x) above, each Dragged Holder’s obligation shall be on a pro rata basis in proportion to its interest in the Corporation and (B) in no event shall any Dragged Holder be held liable under either clause (x) or (y) above for any amount in excess of the net proceeds received by such Dragged Holder in connection with any such Sale Transaction.

(iii) Upon consummation of the Sale Transaction, or as otherwise expressly provided in the preceding paragraph (ii), all the Selling Holders and the Dragged Holders shall receive, with respect to their shares of Common Stock, the same proportion of the aggregate consideration from such Sale Transaction that such holders would have received if such aggregate consideration had been distributed by the Corporation in complete liquidation pursuant to the rights and preferences set forth in this Certificate of Incorporation.

(iv) Each Selling Holder and Dragged Holder will bear its pro rata share (based upon the number of shares of Common Stock held by such holder) of the costs of any Sale Transaction to the extent such costs are incurred for the benefit of all such holders and are not otherwise paid by the Corporation or the Third Party Purchaser. Costs incurred by such holders on their own behalf will not be considered costs of the Sale Transaction.

(v) The Corporation shall use commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to cooperate in any proposed Sale Transaction and not to take any action which might impede any such Sale Transaction; provided, however, that in the case of a Sale Transaction involving the sale or disposition of all or substantially all the consolidated assets of the Corporation and its subsidiaries, the Board of Directors shall act in accordance with its fiduciary duties. Pending the completion of any proposed Sale Transaction, the Corporation shall use commercially reasonable efforts to operate in the ordinary course of business and to maintain all existing business relationships in good standing.

(vi) The Corporation shall cooperate with the Selling Holders to enter into a Sale Transaction and to take any and all such further action in connection therewith as the Selling Holders may deem necessary or appropriate in order to consummate (or, if directed by the Selling Holders, to abandon) any such Sale Transaction; provided, however, that in the case of a Sale Transaction involving the sale or disposition of all or substantially all the consolidated assets of the Corporation and its subsidiaries, the Board of Directors shall act in accordance with its fiduciary duties; provided, further, however, that to the fullest extent permitted by law, the Corporation and the Selling Holders shall have no liability if any such Sale Transaction is not consummated for any reason. Subject to the provisions of this Section 7.1, the Selling Holders, in exercising their rights under this Section, shall have complete discretion over the terms and conditions of any Sale Transaction effected thereby, including, without limitation, price, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows. At the request of the Selling Holders, the Board of Directors (subject to its fiduciary duties) shall authorize and direct the Corporation and any now or hereafter created subsidiary to execute such agreements, documents, applications, authorizations, registration statements and instruments as it may deem necessary or appropriate in connection with any Sale Transaction.

(vii) A transfer of shares in a Sale Transaction by a Selling Holder or a Dragged Holder pursuant to this Section 7.1 shall not be subject to the requirements of Section 6.

(viii) Shares of Class B Common Stock transferred in a Sale Transaction by a Selling Holder or a Dragged Holder pursuant to this Section 7.1 shall immediately and automatically convert into shares of Class A Common Stock upon the consummation of such Sale Transaction, pursuant to the terms of Section 5.4.1.

7.2 Tag-Along Transaction.

(i) In the event that one or more holders of the Corporation’s Class A Common Stock (the “Initiating Holders”) desire to effect a Tag-Along Transaction (as defined in Section 7.5), the Initiating Holders (or a designated representative acting on their behalf) shall first give written notice (a “Sale Notice”) to all other holders of the Corporation’s Common Stock (the “Tag-Along Sellers”), with a copy to the Corporation, in accordance with Section 13, offering the Tag-Along Sellers the option to participate in such Tag-Along Transaction on the terms and conditions set forth in the Sale Notice (and, in any event, on the same terms and conditions as the Initiating Holders). The Sale Notice shall include the names of the parties to the proposed Tag-Along Transaction, a summary of the material terms and conditions of the proposed Tag-Along Transaction, and the proposed amount and form of consideration and the terms and conditions of payment contemplated by the proposed Tag-Along Transaction. Each Tag-Along Seller may, by written notice to the Initiating Holders (or their designated representative) delivered within ten business days after delivery of the Sale Notice, elect to sell shares in such Tag-Along Transaction, on the terms and conditions set forth in the Sale Notice, which terms and conditions shall be the same as those on which the Initiating Holders’ shares of Common Stock are to be sold (subject to any rights, privileges and preferences (including dividend rights) to which stockholders are entitled under this Certificate of Incorporation); provided, however, that if such proposed transferee desires to purchase an amount of Common Stock that is less than the aggregate amount of Common Stock proposed to be transferred by the Initiating Holders and any Tag-Along Sellers electing to participate in the Tag-Along Transaction, then the Initiating Holders may elect either (A) to terminate such Tag-Along Transaction with respect to the Initiating Holders and each Tag-Along Seller or (B) to sell to such transferee, and upon such election to sell, each Tag-Along Seller shall be permitted to sell to such transferee, up to that number of shares of Common Stock owned by the Initiating Holders or electing Tag-Along Sellers, as the case may be, equal to the product of (x) the total number of shares of Common Stock to be acquired by the transferee in the proposed Tag-Along Transaction and (y) such Initiating Holder’s or Tag-Along Seller’s proportionate percentage of the total number of then-issued and outstanding shares of Common Stock held by the Initiating Holders and electing Tag-Along Sellers.

(ii) In no event shall any Tag-Along Seller have any rights under this Section 7.2 or otherwise with respect to a sale by any Initiating Holders of any debt or equity securities of the Corporation other than the Common Stock.

(iii) In connection with any Tag-Along Transaction, no Tag-Along Seller shall be required to make any representations or warranties (except as they relate to such Tag-Along Seller’s ownership of and authority to sell Common Stock) or covenants, or to provide any indemnity, except for (x) indemnification related to breaches of the foregoing representations and warranties and (y) any other indemnity agreed to by the Initiating Holders (other than relating to a breach of representations and warranties by such Initiating Holders); provided, that (A) in the case of clause (x) above, each Tag-Along Seller’s obligation shall be on a pro rata basis in proportion to its interest in the Corporation and (B) in no event shall any Tag-Along Seller be held liable under either clause (x) or (y) above for any amount in excess of the net proceeds received by such Tag-Along Seller in connection with any such Tag-Along Transaction. The election by any Tag-Along Seller to sell or not to sell all or any portion of such Tag-Along Seller’s Common Stock in any Tag-Along Transaction shall not adversely affect such Tag-Along Seller’s right to participate in any future Tag-Along Transaction.

(iv) Upon consummation of the sale of any Common Stock pursuant to clause (i) of this Section 7.2, each Initiating Holder and Tag-Along Seller shall deliver at such closing, against payment of the purchase price therefor, certificates or other documentation governing the terms of any such Common Stock (or other evidence thereof reasonably acceptable to the transferee of such Common Stock) representing their Common Stock to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, evidence of good title to the Common Stock to be sold, the absence of liens, encumbrances and adverse claims with respect thereto and such other documents as are deemed reasonably necessary by the Initiating Holders and the Corporation for the proper Transfer of such Common Stock on the books of the Corporation.

(v) A transfer of shares by an Initiating Holder or Tag-Along Seller permitted under this Section 7.2 shall not be subject to the requirements of Section 6.

(vi) Shares of Class B Common Stock delivered by a Tag-Along Seller in a Tag-Along Transaction shall immediately and automatically convert into shares of Class A Common Stock upon the consummation of such Tag-Along Transaction, pursuant to the terms of Section 5.4.1.

7.3 Preemptive Rights.

(i) The Corporation shall not sell or issue to any Person (including any then-current stockholder) (a “Preemptive Purchaser”), any additional shares of Class A Common Stock, or other securities convertible into or exchangeable for Class A Common Stock, or options, warrants or rights carrying any right to purchase Class A Common Stock (the “New Securities”) (other than pursuant to an Excluded Issuance (as defined in Section 7.5)), unless the Corporation first submits written notice (the “Preemptive Rights Notice”) to each holder, or group of Affiliated holders, of then-issued and outstanding shares of Class A Common Stock representing in the aggregate 2% or more of the issued and outstanding shares of Common Stock on a fully diluted basis (a “Preemptive Stockholder”) identifying the terms of the New Securities (including the price, number or aggregate principal amount and type of securities, and all other material terms) and offers to each Preemptive Stockholder the opportunity to purchase a portion of the New Securities (a “Pro Rata Portion”) on terms and conditions, including price, not less favorable to the Preemptive Stockholder than those on which the Corporation proposes to sell or issue the New Securities to the Preemptive Purchaser. A Preemptive Stockholder’s Pro Rata Portion shall be equal to (x) the total number of New Securities subject to the sale or issuance multiplied by (y) a fraction, (A) the numerator of which is the number of then-issued and outstanding shares of Class A Common Stock owned by the Preemptive Stockholder, and (B) the denominator of which is the total number of the then-issued and outstanding shares of Class A Common Stock. Subject to providing the Preemptive Rights Notice in accordance with this Section 7.3(i), the Corporation may proceed to consummate a sale or issuance of New Securities to the Preemptive Purchaser, so long as the Corporation subsequently gives effect to the right of each Preemptive Stockholder to purchase its respective Pro Rata Portion of such New Securities.

(ii) The Corporation’s offer to a Preemptive Stockholder shall remain open for a period of 20 days after the Preemptive Rights Notice is delivered in accordance with Section 13, during which time the Preemptive Stockholder may accept such offer by written notice to the Corporation setting forth the number of such New Securities to be purchased by such Preemptive Stockholder, up to a maximum amount equal to such Preemptive Stockholder’s Pro Rata Portion.

(iii) In the event that a Preemptive Stockholder declines to exercise the option to purchase its Pro Rata Portion of any issuance of New Securities, such Preemptive Stockholder shall be deemed to have permanently waived the preemptive rights granted under this Section 7.3 and shall no longer be eligible to participate in any future issuance of New Securities pursuant to this Section 7.3.

7.4 Co-Sale Provisions.

(i) In the event that any holder or holders of the Corporation’s Class A Common Stock (the “Transferring Holders”) proposes to sell or otherwise Transfer any shares of Class A Common Stock (other than pursuant to a Tag-Along Transaction) to any transferee (except (x) an Affiliate of the transferor or (y) a stockholder to whom Class A Common Stock was distributed as of the Plan Effective Date pursuant to the Plan or an Affiliate of such stockholder) and, following such sale or Transfer, such transferee (the “Nonparty Buyer”), together with its Affiliates, would beneficially own shares of Class A Common Stock entitling the Nonparty Buyer and such Affiliates to exercise a majority of the voting power represented by all the outstanding Class A Common Stock (a “Co-Sale Transaction”), the Nonparty Buyer shall cause written notice (the “Co-Sale Notice”) of such proposed Co-Sale Transaction to be given to the Corporation and each holder of Class A Common Stock other than the Transferring Holders (each such other holder, a “Co-Sale Offeree”) not less than 30 days prior to consummation of such Co-Sale Transaction. The Co-Sale Notice shall include the number of shares of Class A Common Stock proposed to be Transferred in the Co-Sale Transaction, the name and address of the Nonparty Buyer, the weighted average price paid for all shares of Class A Common Stock purchased by the Nonparty Buyer (or its Affiliates) in the preceding 18-month period, the proposed amount and form of consideration and the material terms and conditions of payment contemplated by the proposed Co-Sale Transaction, and the date on which such Co-Sale Transaction is expected to be consummated.

(ii) Each Co-Sale Offeree may, by written notice to the Nonparty Buyer (or its designated representative) delivered within ten days after delivery of the Co-Sale Notice, elect to sell to the Nonparty Buyer all or any portion of the issued and outstanding shares of Class A Common Stock owned by such Co-Sale Offeree as of the date of the Co-Sale Notice, contemporaneously with the consummation of the Co-Sale Transaction, at the Co-Sale Price (as defined below) and on the same terms and conditions set forth in the Co-Sale Notice, which terms and conditions shall be the same as those on which the Transferring Holders’ issued and outstanding shares of Class A Common Stock are being sold.

(iii) Upon consummation of the sale of any Class A Common Stock pursuant to clause (i) of this Section 7.4, each Transferring Holder and Co-Sale Offeree participating in such Co-Sale Transaction shall deliver, against payment of the Co-Sale Price, certificates evidencing such Class A Common Stock (or other evidence thereof reasonably acceptable to the Nonparty Buyer) to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, and such other documents as are deemed reasonably necessary by the Transferring Holders and the Corporation for the proper Transfer of such Common Stock to the Nonparty Buyer on the books of the Corporation.

(iv) In the event that shares of Class A Common Stock are transferred to a Nonparty Buyer in violation of this Section 7.4, all voting rights associated with all issued and outstanding shares of Class A Common Stock held by such Nonparty Buyer (and its Affiliates) will be automatically and permanently suspended immediately upon the consummation of the Co-Sale Transaction involving such Nonparty Buyer.

7.5 Certain Definitions. For the purposes of this Section 7:

(i) “Co-Sale Price” means the weighted average purchase price paid by the Nonparty Buyer (and its Affiliates) for Class A Common Stock acquired by the Nonparty Buyer (and such Affiliates) during the 18-month period ending with a Co-Sale Transaction (taking into account the proposed purchase price for such Co-Sale Transaction).

(ii) “Excluded Issuance” means (i) issuance of shares of Class A Common Stock as of the Plan Effective Date pursuant to the Plan; (ii) issuance of shares of Common Stock by means of a pro rata distribution to all holders of Common Stock; (iii) issuance of shares of Class A Common Stock upon conversion of Class B Common Stock in accordance with Section 5.4; and (iv) issuance of shares of Class B Common Stock or other equity awards pursuant to the Management Equity Plan or any future management equity plan approved by the Corporation’s Board of Directors.

(iii) “Sale Transaction” means the bona fide sale, lease or transfer, in one transaction or a series of related transactions, of (x) all or substantially all the consolidated assets of the Corporation and its subsidiaries or (y) at least a majority of the then-issued and outstanding shares of Common Stock, to any Person or group of related Persons (other than the Selling Holders or any Affiliates thereof) (a “Third Party Purchaser”), whether directly or indirectly or by way of any merger, statutory share exchange, recapitalization, sale of equity, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership.

(iv) “Tag-Along Transaction” means any transaction or series of transactions involving a sale or other Transfer by the Initiating Holders of at least a majority of the then-issued and outstanding shares of all classes of Common Stock (on a fully diluted basis) to a single Person or group of related Persons, in any transaction (or series of related transactions); provided, however, that a “Tag-Along Transaction” shall not include, and none of the rights of the Tag-Along Sellers specified in Section 7.2 shall be triggered by, a sale or other Transfer of any then-issued and outstanding shares of Class A Common Stock by any holder of Class A Common Stock to any of its Affiliates.

7.6 Termination Upon Qualified Public Offering. The provisions of this Section 7 shall terminate upon the occurrence of a Qualified Public Offering.

8. Directors. This Section 8 is inserted for the management of the business and for the conduct of the affairs of the Corporation and it is expressly provided that it is intended to be in furtherance of and not in limitation or exclusion of the powers conferred by applicable law.

8.1 Number, Election, and Terms of Office of Board of Directors. Except as may otherwise be provided in this Certificate of Incorporation, the Bylaws or the DGCL, the business of the Corporation shall be managed by the Board of Directors.

8.2 Composition of the Board of Directors.

8.2.1 The Board of Directors shall consist of five directors. As of the date hereof, the Board of Directors shall consist of the five individuals identified in the Plan (such five individuals, the “Initial Board”), provided that such individuals remain qualified to serve in such capacity. Each member of the Initial Board shall hold office until his or her respective successor is duly elected and qualified in accordance with the terms of this Certificate of Incorporation and the Bylaws at the next annual meeting of stockholders.

8.2.2 Subject to the voting rights, if any, of holders of any outstanding series of Preferred Stock, the holders of the issued and outstanding shares of Common Stock (voting as a single class), shall have the right and power to elect all the directors of the Corporation by vote of holders of a plurality of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy (voting as a single class) at any meeting called for the purpose of electing directors.

8.3 Tenure. The term of office of each director shall expire at the first meeting of the Board of Directors following the annual meeting of stockholders next occurring after the director’s election or appointment to the Board of Directors, or upon such director’s earlier death, resignation or removal.

8.4 Removal. Any director elected by the holders of the Common Stock (voting as a single class) may be removed at any time, with or without cause, upon the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock (voting as a single class).

8.5 Vacancies. Any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled within 90 days by a majority vote of the remaining directors then in office (even if less than a quorum). Any director(s) so chosen shall hold office until their respective successors are duly elected at the next annual meeting of stockholders.

8.6 Cumulative Voting. There shall not be cumulative voting by stockholders in the election of directors of the Corporation.

9. Compromise, Arrangement or Reorganization. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

10. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including breaches resulting from such director’s grossly negligent behavior, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefits. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

11. Indemnification.

(a) To the extent not prohibited by law, the Corporation shall indemnify any Person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such Person, or a Person of whom such Person is the legal representative, is or was a director or officer of the Corporation, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at the request of the Corporation, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”) while serving as a director or officer of the Corporation, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Person in connection with such Proceeding, if such Person acted in good faith and in a manner such Person believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent specified by the Board of Directors at any time and to the extent not prohibited by law, the Corporation may indemnify any Person who is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such Person is or was an employee or agent of the Corporation, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at the request of the Corporation, for any Other Entity, against judgment, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Person in connection with such Proceeding, if such Person acted in good faith and in a manner such Person believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) The Corporation shall, from time to time, reimburse or advance to any director or officer or other Person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other Person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other Person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other Person is not entitled to be indemnified for such expenses.

(c) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall not be deemed exclusive of any other rights to which a Person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the Bylaws, any agreement (including any policy of insurance purchased or provided by the Corporation under which directors, officers, employees and other agents of the Corporation are covered), any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(d) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall continue as to a Person who has ceased to be a director or officer (or other Person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

(e) The Corporation shall have the power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, member, manager, employee or agent of an Other Entity, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of this Section 11, the Bylaws or under Section 145 of the DGCL or any other provision of law.

(f) The provisions of this Section 11 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 11 is in effect and any other Person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other Person intend to be legally bound. No repeal or modification of this Section 11 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(g) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall be enforceable by any Person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such Person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such Person is not so entitled. Such a Person shall also be indemnified, to the fullest extent permitted by law, for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

(h) Any director or officer of the Corporation serving in any capacity in (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

(i) Any Person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 11 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

12. Books and Records. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL or other applicable law) at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

13. Notices. All notices, requests, waivers and other communications made pursuant to this Certificate of Incorporation shall be in writing and shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) three business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case as follows: (i) in the case of any stockholder, to such stockholder at its address or facsimile number set forth in the stock records of the Corporation; and (ii) in the case of the Corporation, to the Secretary of the Corporation at the Corporation’s principal place of business. A party may change its address for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section.

14. Restrictions on Transactions. The Corporation elects not to be governed by the restrictions on transactions with interested stockholders set forth in Section 203 of the DGCL.

15. Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, in accordance with the following provisions of this Section 15. So long as no class of the Corporation’s Common Stock is registered under the Exchange Act, in addition to any approval required by law or by Section 5.5 of this Certificate of Incorporation, the affirmative vote of holders of (i) at least a majority of the then-issued and outstanding shares of Common Stock (voting as a single class) and (ii) at least a majority of the then-issued and outstanding shares of Class A Common Stock (voting as a separate class) shall be required to amend or modify this Certificate of Incorporation; provided, however, that (a) if any shares of Class B Common Stock are outstanding, any amendment or modification to this Certificate of Incorporation adversely affecting the rights, powers or preferences of the Class B Common Stock will also require the affirmative vote of holders of at least a majority of the then-issued and outstanding shares of Class B Common Stock (voting as a separate class); (b) any amendment or modification to the provisions of Section 5.2.5 (“Stockholder Information Rights”), Section 7.1 (“Drag Along Transactions”), Section 7.2 (“Tag-Along Transaction”), Section 7.3 (“Pre-Emptive Rights”), Section 7.4 (“Co-Sale Provisions”) or this Section 15 (“Amendments”), or any defined term used in any such section, shall also require the approval of each holder of Class A Common Stock that executed the Stockholders Agreement as an “Effective Date Signatory” (as defined in the Stockholders Agreement) and, collectively with its Affiliates, received shares of Class A Common Stock as of the Plan Effective Date pursuant to the Plan representing at least 10% of the Class A Common Stock issued as of the Plan Effective Date, so long as such Effective Date Signatory continues to hold at least one share of Class A Common Stock; (c) any amendment or modification to the provisions of Section 7.2 (“Tag-Along Transaction”), or any defined term used in such section, shall also require the approval of holders of at least 66- 2/3% of the then-issued and outstanding shares of Class A Common Stock (voting as a separate class); and (d) any amendment or modification to the provisions of Section 5.5 (“Special Approval Requirements for Key Actions”) or Section 5.7 (“Approval Requirements for Related Party Transactions”), or any defined term used in any such section, shall also require the approval of holders of at least 85% of the shares of Class A Common Stock then held by stockholders that executed the Stockholders Agreement as “Effective Date Signatories” and received shares of Class A Common Stock as of the Plan Effective Date pursuant to the Plan. At any time when a class of the Corporation’s Common Stock is registered under the Exchange Act, in addition to any approval required by law or by Section 5.5 of this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the then-issued and outstanding shares of Common Stock (voting as a single class) shall be required to amend this Certificate of Incorporation. Notwithstanding the foregoing and the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock of any class may be increased or decreased (but not below the number of shares of such class then-issued and outstanding, plus the number of shares of such class then reserved for future issuance) in accordance with the preceding two sentences, without a separate vote of the holders of such class of Common Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation, which restates and amends the Corporation’s Certificate of Incorporation, to be made, executed and acknowledged by its duly authorized officer this      day of             , 2009, as directed by and provided for in the Order of the United States Bankruptcy Court for the Northern District of Georgia, dated             , 2009, Confirming the Plan under Chapter 11 of the Bankruptcy Code.

Name:
Title:

Attest:

Secretary

EXHIBIT A

[Form of Questionnaire and Confidentiality Undertaking]

[To be added]

EXHIBIT B

[Form of Representation Letter]

[To be added]

EXHIBIT B

Amended and Restated By-Laws

BYLAWS

of

CARAUSTAR INDUSTRIES, INC.

(Effective as of                 , 2009)

ARTICLE I

Offices

1. Business Offices. The Corporation may have one or more offices at such place or places, either within or outside the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

2. Registered Office. The registered office of the Corporation shall be as set forth in the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Restated Certificate of Incorporation”), unless changed as provided by the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE II

Stockholders’ Meetings

1. Annual Meetings. An annual meeting of stockholders of the Corporation for the election of directors shall be held in each year beginning in 2010, on such date and at such time as the Board of Directors shall designate, at which the stockholders entitled to vote thereon shall elect directors of the Corporation, each to serve for a term ending immediately after the next annual meeting of stockholders or until their earlier death, resignation or removal, and shall transact such other business as may properly come before the meeting; provided, however, that no annual meeting of stockholders need be held if directors are elected by written consent of the stockholders in lieu of an annual meeting, as permitted by Section 211 of the DGCL.

2. Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board of Directors or the President of the Corporation, and shall be called by the President of the Corporation when directed to do so by resolution of the Board of Directors (adopted by majority vote of the directors then in office) or upon the written request (which shall state the purpose or purposes therefor) of the holders of shares of common stock representing not less than 20% of the total voting power of all shares of common stock entitled to vote on any issue proposed to be considered at the meeting. The record date for determining the stockholders entitled to request a special meeting shall be the date of the earliest of any of the demands pursuant to which the meeting is called, or the date that is 60 days before the date on which the first such demand is received, whichever is later. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.

3. Place of Meetings. Meetings of stockholders may be held (i) at any place within or outside the State of Delaware designated by the Board of Directors, or (ii) if the Board of Directors so determines, solely by means of remote communication. Any stockholder participating in a meeting by remote communication is deemed to be present in person at the meeting. In the absence of any such designation by the Board of Directors, stockholder meetings shall be held at the principal place of business of the Corporation.

4. Notice of Meetings. Not less than ten (10) or more than sixty (60) days prior to each annual or special meeting of the Corporation’s stockholders, written notice of the meeting shall be given to each stockholder entitled to vote at such meeting (unless such notice is waived by such stockholder as provided in Article IV of these Bylaws); provided, however, that if the authorized shares of the Corporation’s common stock, or any class thereof, are proposed to be increased, at least twenty (20) days’ notice in like manner shall be given; and provided, further, that if greater notice is required by the DGCL, the provisions of the DGCL shall govern. Notices shall be delivered by (a) personal delivery, (b) electronic transmission in the manner provided in Section 232 of the DGCL, (c) registered or certified mail, postage prepaid, return receipt requested, or (d) nationally recognized overnight or other express courier service. All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next business day following delivery, (ii) if by electronic transmission, in accordance with Section 232 of the DGCL, (iii) if by courier service, on the second business day after dispatch of a notice addressed to the stockholder at the address of such stockholder appearing in the records of the Corporation, and (iv) if by mail, on the fifth day after deposit in the mail, addressed to the stockholder at the address of such stockholder appearing in the records of the Corporation. The notice of any meeting shall state the place, if any, date and time of the meeting. The notice of a special meeting shall, in addition, state the purposes of the meeting.

5. Stockholders List. A complete record of the stockholders entitled to vote at each meeting (or an adjourned meeting described in Section 9 of this Article II), arranged by class of shares and, within each class, in alphabetical order, showing the address of each stockholder and the number of shares of each class of common stock registered in the name of such stockholder, shall be prepared by the officer or agent of the Corporation who has charge of the stock transfer books of the Corporation. Such record of stockholders shall be available for inspection by any stockholder beginning on the earlier of ten (10) days before the meeting or two (2) days after notice is given and continuing through the meeting and any adjournment thereof, subject to the requirements of the DGCL, either on a reasonably accessible electronic network, provided that the information required to gain access to such network is provided with the notice of the meeting, or during normal business hours at the principal place of business of the Corporation. Such record of stockholders shall also be produced and kept at the time and place of the meeting during the whole time thereof and shall be subject to inspection for any purpose germane to the meeting by any stockholder who may be present.

6. Organization. The Chairman of the Board of Directors or, in the Chairman’s absence, the President (or, in the President’s absence, any Vice President) shall call meetings of stockholders to order and act as chairperson of such meetings. In the absence of said officers, any stockholder entitled to vote at the meeting, or any proxy of any such stockholder, may call the meeting to order and a chairperson shall be elected by a majority of the stockholders present and entitled to vote at the meeting. The Secretary or any Assistant Secretary of the Corporation or any person appointed by the chairperson may act as secretary of such meetings.

7. Agenda and Procedure. The Board of Directors shall have the responsibility of establishing an agenda for each meeting of stockholders, subject to the rights of stockholders to raise matters for consideration which may otherwise properly be brought before an annual meeting although not included within the agenda. The chairperson shall be charged with the orderly conduct of all meetings of stockholders.

8. Quorum. Unless otherwise provided in the Restated Certificate of Incorporation, these Bylaws, the DGCL or other applicable law, at any annual or special meeting of stockholders, the holders of shares representing a majority of the voting power of the then-issued and outstanding shares entitled to vote on a matter at the meeting, either present in person or represented by proxy, shall constitute a quorum with respect to action on such matter, and action may be taken with respect to any matter presented at the meeting only if a quorum exists with respect to such matter. However, in the absence of a quorum at any meeting of stockholders, the holders of shares representing a majority of the voting power of the then-issued and outstanding shares that are present in person or represented by proxy at the meeting and are entitled to vote on one or more matters at the meeting may adjourn the meeting from time to time without further notice (except as provided in Section 9 of this Article II) until a quorum shall be present or represented.

9. Adjournment. When a meeting is for any reason adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. However, if the adjournment is for more than thirty (30) days from the date of the original meeting, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

10. Voting.

a. Except as otherwise required by law or otherwise provided in the Restated Certificate of Incorporation or these Bylaws, and subject to the rights of holders of any series of preferred stock of the Corporation, (i) at every meeting of stockholders (or with respect to corporate action which may be taken without a meeting), every holder of record of stock of the Corporation entitled to vote on any matter at such meeting shall be entitled, with respect to such matter, to one (1) vote for each share of such stock held of record by such stockholder on the record date designated therefor pursuant to Article X, Section 3 of these Bylaws (or the record date established pursuant to statute in the absence of such designation); (ii) whenever directors are to be elected by vote of stockholders, they shall be elected in accordance with the provisions of Article III, Section 1 of these Bylaws; and (iii) whenever any corporate action, other than the election of directors, is to be taken by vote of stockholders, such corporate action shall be authorized by the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote with respect to such corporate action.

b. At any meeting of stockholders, a stockholder may vote the stockholder’s shares either in person or by proxy. A stockholder may appoint a proxy in person or through an attorney-in-fact and such appointment may be transmitted by telegram, teletype, or other written statement of appointment permitted by the DGCL. The appointment of a proxy shall be effective for 11 months from the date of such appointment unless a different period is expressly specified in the appointment form.

c. The voting rights of fiduciaries, beneficiaries, pledgors, pledgees and joint, common and other multiple owners of shares of stock shall be as provided from time to time by the DGCL and any other applicable law.

d. Shares of the Corporation held of record by another corporation that are entitled to vote may be voted by such officer, agent or proxy as the bylaws of such other corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such other corporation may determine.

11. Inspectors. The chairperson of the meeting may at any time appoint two or more inspectors to serve at a meeting of the stockholders. Such inspectors shall decide upon the qualifications of voters, including the validity of proxies, accept and count the votes for and against the questions presented, report the results of such votes, and subscribe and deliver to the secretary of the meeting a certificate stating the number of shares of stock issued and outstanding and entitled to vote thereon and the number of shares voted for and against the questions presented. The voting inspectors need not be stockholders of the Corporation, and any director or officer of the Corporation may be an inspector on any question other than a vote for or against such director’s or officer’s election to any position with the Corporation or on any other question in which such officer or director may be directly interested.

12. Stockholder Director Nominations.

a. Stockholders shall be entitled to submit nominees for election as directors to be voted upon by stockholders at any annual meeting or at any special meeting of the stockholders called for such purpose, provided that such nominations comply with the procedures set forth in this Section 12. Only those nominations which satisfy all requirements specified in this Section 12 shall be deemed “Qualified Stockholder Nominations”.

b. In order for nominees to constitute “Qualified Stockholder Nominations”, all of the following requirements must be satisfied:

1. The nominations must be made for an election to be held at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose;

2. The nominees must be submitted by a stockholder who shall be a record holder on the record date for determining stockholders entitled to receive notice of and to vote at such annual meeting or special meeting (a “Proposing Stockholder”);

3. The Proposing Stockholder must deliver a written notice identifying such nominees to the Corporation’s Secretary at the Corporation’s principal place of business at least seven (7) business days prior to the meeting by (i) personal delivery, (ii) facsimile transmission, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) nationally recognized overnight or other express courier service. All notices shall be effective and shall be deemed delivered (a) if by personal delivery, on the date of delivery if delivered during normal business hours of the Corporation, and if not delivered during such normal business hours, on the next business day following delivery, (b) if by facsimile transmission, on the next business day following dispatch of such facsimile, (c) if by courier service, on the second business day after dispatch of a notice addressed to the Corporation, and (d) if by mail, on the fifth day after deposit in the mail, addressed to the Corporation;

4. The Proposing Stockholder’s notice must include: (i) the name and address of the Proposing Stockholder, as they appear on the Corporation’s books, and the telephone number at which the Proposing Stockholder may be contacted during normal business hours through the time for which the meeting is scheduled, (ii) the class and number of shares of Common Stock which are owned by the Proposing Stockholder, and (iii) the names and qualifications of the Proposing Stockholder’s nominees; and

5. The Proposing Stockholder must also provide such other information as any officer of the Corporation shall reasonably deem relevant with respect to the nominees within such time limits as any officer of the Corporation shall reasonably impose for such information.

ARTICLE III

Board of Directors

1. Election and Term. The business and affairs of the Corporation shall be managed by a Board of Directors who shall be elected at the annual meetings of stockholders. Each director will be elected by vote of holders of a plurality of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy (voting as a single class). Each director shall be elected to serve and to hold office until the next succeeding annual meeting and until such director’s successor shall be elected and shall qualify, or until such director’s earlier death, resignation or removal. Notwithstanding the foregoing, the initial directors of the Corporation shall be appointed in accordance with the Plan of Reorganization of the Corporation (the “Plan”) and order of the United States Bankruptcy Court for the Northern District of Georgia confirming the Plan.

2. Number and Qualification.

a. The Board of Directors shall consist of five (5) directors.

b. Directors must be natural persons at least eighteen (18) years of age but need not be stockholders.

3. Annual Meetings. On the same day each year as, and immediately following, an annual stockholders’ meeting, the Board of Directors shall meet for the purpose of organization, election of officers and the transaction of any other business.

4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time or times (not less frequently than once each calendar quarter) as may be determined by the Board of Directors and specified in the notice of such meetings.

5. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, and shall be called by the Chairman of the Board on the written request of any two (2) directors.

6. Place of Meetings. Any meeting of the Board of Directors may be held at such place or places as shall from time to time be determined by the Board of Directors and as shall be designated in the notice of the meeting. If no other place is designated in the notice of the meeting, such meeting shall be held at the Corporation’s principal executive offices.

7. Notice of Meetings. Notice of each meeting of directors, whether annual, regular or special, shall be given to each director (unless such notice is waived by such director as provided in Article IV of these Bylaws). If such notice is given either (a) by personally delivering written notice to a director or (b) by personally telephoning such director, it shall be so given at least five (5) days prior to the meeting. If such notice is given either (1) by depositing a written notice by overnight courier service, postage prepaid, or (2) by facsimile or e-mail transmission, in all cases directed to such director at that person’s residence or place of business, it shall be so given at least 14 days prior to the meeting. The notice shall state the date and time thereof, but need not, unless otherwise required by the DGCL, state the purposes of the meeting.

8. Meetings by Telecommunication. One or more members of the Board of Directors or any committee designated by the Board of Directors may hold or participate in a meeting of the Board of Directors or such committee through the use of any means of communication by which all persons participating can hear each other at the same time. Any director participating in a meeting by any such means of communication is deemed to be present in person at the meeting.

9. Quorum. A majority of the number of directors fixed by or in accordance with Section 2 of this Article III that are entitled to vote shall constitute a quorum at all meetings of the Board of Directors. The vote of a majority of the directors present and entitled to vote at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the express provision of a statute, the Restated Certificate of Incorporation or these Bylaws requires a different vote, in which case such express provision shall govern and control. In the absence of a quorum at any such meeting, a majority of the directors present and entitled to vote may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present.

10. Organization, Agenda and Procedure. The directors shall choose a Chairman of the Board to preside over the meetings of the Board of Directors. The Secretary, any Assistant Secretary, or any other person appointed by the Chairman of the Board shall act as secretary of each meeting of the Board of Directors. The agenda of and procedure for such meetings shall be as determined by the Board of Directors. All proposed agenda topics and documents to be reviewed at the annual meetings and the regular meetings shall be delivered to each director at least seven (7) days prior to any such meeting.

11. Resignation. Any director of the Corporation may resign at any time by giving written notice of such director’s resignation to the Board of Directors, the President, any Vice President or the Secretary of the Corporation. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A director who resigns may deliver to the Secretary of State for filing a statement to that effect.

12. Vacancies. Vacancies on the Board of Directors shall be filled in the manner provided in Section 8.5 of the Restated Certificate of Incorporation.

13. Committees.

a. The Board of Directors, by resolution adopted by a majority of the number of directors fixed by or in accordance with Section 2 of this Article III (assuming the absence of vacancies on the Board of Directors), (i) shall from time to time designate from among its members an audit committee, a compensation committee, and a nominating and corporate governance committee (each to consist of not less than three (3) directors); and (ii) may, from time to time, designate from among its members an executive committee and one or more other committees. The Board of Directors shall designate a chairperson of each such committee from among its members. Each such committee, to the extent provided in such resolution and except as otherwise prescribed by the DGCL, shall only have the authority to make recommendations to the Board of Directors and to approve contracts and transactions, other than Related Party Transactions (as defined in the Restated Certificate of Incorporation), to be entered into by the Corporation in the ordinary course of business between meetings of the Board of Directors; provided, however, that no such committee shall have the authority to: (a) declare a dividend; (b) authorize the issuance of stock; (c) approve or propose to stockholders any action that the DGCL requires to be approved by stockholders; (d) fill vacancies on the Board of Directors or on any of its committees; (e) take any Key Action (as defined in the Restated Certificate of Incorporation); (f) adopt, amend, or repeal these Bylaws; or (g) terminate the President of the Corporation. Any or all members of any committee may be removed, with or without cause, by resolution of the Board of Directors. Rules governing the procedures for meetings of the executive, audit, compensation, nominating and corporate governance, or other committees, shall be as established by the Board of Directors.

b. Audit Committee. The Audit Committee shall be responsible for recommending Board of Director action related to (i) the discharge of the Board of Directors’

responsibilities with respect to overseeing the integrity of the Corporation’s financial statements, compliance with legal and regulatory requirements, risk assessment and risk management policies and procedures, and performance of the internal and external audit functions, and (ii) hiring, monitoring the performance of and, if necessary, replacing the independent auditors. In carrying out these responsibilities, the Audit Committee shall review with the Board of Directors, management and the independent auditors the terms of engagement of the independent auditors, including the fees, scope and timing of the audit and any other services rendered by the independent auditors. The Audit Committee shall make recommendations to the Board of Directors with respect to the approval of any significant non-audit relationship with the independent auditors and assess the independent auditors’ qualifications and independence. The Audit Committee shall: (i) review with the independent auditors and management the Corporation’s policies and procedures with respect to internal auditing, accounting and financial controls; (ii) review audit results, reports and recommendations made by any of the auditors with respect to changes in accounting procedures and internal controls; and (iii) review the results of studies of the Corporation’s system of internal accounting controls. The Audit Committee shall perform any other duties or functions otherwise deemed appropriate or necessary by the Board of Directors. The Audit Committee shall have the power and right to hire and rely on independent counsel and other advisors. The Audit Committee shall have the authority to communicate directly with the Corporation’s financial officers and employees, internal auditors and independent auditors as it deems desirable and to have the internal auditors or independent auditors perform any additional procedures as it deems appropriate.

c. Compensation Committee. The Compensation Committee shall be responsible for recommending Board of Directors action with respect to: (i) benefit plans of the Corporation, (ii) evaluation and retention of senior executives of the Corporation, and (iii) compensation of executives and directors of the Corporation. The Compensation Committee shall recommend the President’s compensation to the Board of Directors, and shall review the compensation and benefits of other officers of the Corporation. The Compensation Committee shall perform any other duties or functions otherwise deemed appropriate or necessary by the Board of Directors. The Compensation Committee shall have the power and right to hire and rely on independent counsel and other advisors.

d. Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall be responsible for recommending Board of Directors action with respect to Board of Directors composition and corporate governance matters. In carrying out these responsibilities, the Nominating and Corporate Governance Committee shall develop procedures and criteria for selecting qualified directors, identify qualified candidates, and recommend to the Board of Directors a slate of directors to be presented for election by stockholders at each annual meeting of the stockholders of the Corporation. The Nominating and Corporate Governance Committee shall also develop, recommend to the Board of Directors and periodically review a set of corporate governance guidelines, and provide oversight and guidance for the annual evaluation of the Board of Directors as a whole. The Nominating and Corporate Governance Committee shall perform any other duties or functions otherwise deemed appropriate or necessary by the Board of Directors or required by applicable rules or regulations. The Nominating and Corporate Governance Committee shall have the power and right to hire and rely on independent counsel and other advisors.

14. Compensation of Directors. Each non-employee director shall be paid such amount per annum or such fixed sum reasonably determined by the Board of Directors from time to time to be market-rate compensation for attendance at meetings of the Board of Directors, executive, audit, compensation, nominating and corporate governance or other committees, together with reimbursement for the reasonable and necessary expenses incurred by such director in connection with the performance of such director’s duties (including, but not limited to, expenses incurred in attending meetings of the Board of Directors). Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity or any of its subsidiaries in any other capacity and receiving proper compensation therefor.

ARTICLE IV

Waiver of Notice by Stockholders and Directors; Action

of Stockholders and Directors by Consent

1. Waiver of Notice. A stockholder may waive any notice required by the DGCL or by the Restated Certificate of Incorporation or these Bylaws, and a director may waive any notice of a directors meeting, whether before or after the date or time stated in the notice as the date or time when any action will occur or has occurred. Any such waiver shall be in writing, be signed by the stockholder or director entitled to the notice, and be delivered to the Secretary of the Corporation for inclusion in the minutes or filing with the corporate records, but such delivery and filing shall not be conditions of the effectiveness of the waiver. Attendance of a stockholder (in person or by duly authorized proxy) at a meeting of stockholders, or attendance or participation by a director at a meeting of the Board of Directors, (a) shall be deemed a waiver of objection to lack of required notice or defective notice of the meeting, unless the stockholder at the beginning of the meeting, or the director, at the beginning of the meeting or promptly upon his or her later arrival, expressly objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting, and (b) shall be deemed a waiver of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, or of a matter without special notice required by the DGCL, the Restated Certificate of Incorporation, or these Bylaws, unless the stockholder or director expressly objects to considering the matter when it is presented and does not thereafter vote for or assent to action taken at the meeting with respect to such matter.

2. Action By Written Consent Without a Meeting.

a. Unless the Restated Certificate of Incorporation or the DGCL expressly requires that such action be taken solely at a stockholders’ meeting, any action required or permitted to be taken at an annual or special meeting of the stockholders of the Corporation may be taken without a meeting and without a vote, subject to ten (10) business days’ prior written notice of such action (containing a detailed description of such proposed action) having been delivered to each stockholder in accordance with Article II, Section 4, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Such action shall be effective as of the time the last writing necessary to effect the action is received by the Corporation, unless all writings necessary to effect the action specify a later time, in which case the later time shall be the time of the action; provided, however, such action shall not be effective if the last writing necessary to effect the action is received by the Corporation later than sixty (60) days after the date the first such written consent was received by the Corporation. The record date for determining stockholders entitled to take action without a meeting is the date upon which a writing upon which the action is to be taken is first received by the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

b. Unless otherwise restricted by the Restated Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee. Such action shall be effective as of the time the last director signs a writing describing the action taken unless before such time the Secretary has received a written revocation of the consent of any other director, and any action so taken shall be effective at the time taken unless the directors specify a different effective time.

ARTICLE V

Officers

1. Election and Tenure. The officers of the Corporation shall consist of a Chairman of the Board, a President, a Chief Financial Officer, a Secretary and a Treasurer, each of whom shall be appointed annually by the Board of Directors. The Board of Directors may also designate and appoint such other officers and assistant officers as may be deemed necessary. The Board of Directors may expressly delegate to any such officer the power to appoint or remove subordinate officers, agents or employees. Any two or more offices may be held by the same person. Each officer so appointed shall continue in office until a successor shall be appointed and shall qualify, or until the officer’s earlier death, resignation or removal. Each officer shall be a natural person who is eighteen years of age or older.

2. Resignation, Removal and Vacancies. Any officer may resign at any time by giving written notice of resignation to the Board of Directors or the President. Such resignation shall take effect when the notice is received by the Corporation unless the notice specifies a later date, and acceptance of the resignation shall not be necessary to render such resignation effective unless such resignation so states. Any officer may at any time be removed by the affirmative vote of a majority of the number of directors fixed by or in accordance with Section 2 of Article III of these Bylaws. If any office becomes vacant for any reason, the vacancy may be filled by the Board of Directors. An officer appointed to fill a vacancy shall be appointed for the unexpired term of such officer’s predecessor in office and shall continue in office until a successor shall be elected or appointed and shall qualify, or until such officer’s earlier death, resignation or removal. The appointment of an officer shall not itself create contract rights in favor of the officer, and the removal of an officer shall not affect the officer’s contract rights, if any, with the Corporation, and the resignation of an officer does not affect the Corporation’s contract rights, if any, with the officer.

3. Chairman of the Board. The Chairman of the Board shall preside over the meetings of the Board of Directors and have such powers and responsibilities as are incident thereto. However, the Chairman of the Board shall not have responsibility for the day-to-day business operations of the Corporation.

4. President. The President shall be the chief executive officer of the Corporation. The President shall (i) preside at meetings of the stockholders; (ii) have general and active management of the business of the Corporation, and preside over the day-to-day business operations of the Corporation; (iii) see that all orders and resolutions of the Board of Directors are carried into effect; and (iv) perform all duties as may from time to time be assigned by the Board of Directors.

5. Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the President, and shall perform such duties and have such powers and responsibilities as are incident to the office of Chief Financial Officer. In addition, the Chief Financial Officer shall have, along with the President, responsibility for the day-to-day business operations of the Corporation.

6. Vice Presidents. The Vice Presidents, if any, shall perform such duties and possess such powers as from time to time may be assigned to them by the Board of Directors or the President. In the absence of the President or in the event of the inability or refusal of the President to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of the election or appointment of the Vice Presidents) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President.

7. Secretary. The Secretary shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the President. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of Secretary including, without limitation, the duty and power to give notice of all meetings of stockholders and the Board of Directors, the preparation and maintenance of minutes of the directors’ and stockholders’ meetings and other records and information required to be kept by the Corporation under Article X and for authenticating records of the Corporation, and to be custodian of the corporate seal and to affix and attest to the same on documents, the execution of which on behalf of the Corporation is authorized by these Bylaws or by the action of the Board of Directors.

8. Treasurer. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the President. In addition, the

Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer including, without limitation, the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, making proper accounts thereof, and to render as required by the Board of Directors statements of all such transactions as Treasurer and of the financial condition of the Corporation.

9. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers, if any, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors. In the absence, inability or refusal to act of the Secretary or the Treasurer, the Assistant Secretaries or Assistant Treasurers, respectively, in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election or appointment, shall perform the duties and exercise the powers of the Secretary or Treasurer, as the case may be.

10. Bond of Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for such terms and conditions as the Board of Directors may specify, including without limitation for the faithful performance of such officer’s duties and for the restoration to the Corporation of any property belonging to the Corporation in such officer’s possession or under the control of such officer.

11. Salaries. Officers of the Corporation shall be entitled to such salaries, emoluments, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors or in such manner as the Board of Directors shall provide.

ARTICLE VI

Indemnification and Insurance

1. Indemnification. To the extent permitted or required by the DGCL and any other applicable law, if any director or officer of the Corporation is made a party to or is involved in any proceeding because such person is or was a director or officer of the Corporation, the Corporation shall (a) indemnify such person from and against any liability, including but not limited to expenses of investigation and preparation, expenses in connection with appearance as a witness and fees and disbursements of counsel, accountants or other experts, incurred by such person in such proceeding, and (b) advance (or if previously incurred, reimburse) to such person expenses incurred in such proceeding. The Corporation may in its discretion, but is not obligated in any way to, indemnify and advance (or if previously incurred, reimburse) expenses to an employee or agent of the Corporation to the same extent as to a director or officer, and the Corporation may indemnify an employee, fiduciary, or agent of the Corporation to a greater extent than expressly permitted herein for officers and directors, provided such indemnification is not in violation of public policy.

2. Provisions Not Exclusive. The foregoing provisions for indemnification, advancement and reimbursement of expenses are not exclusive, and the Corporation may at its discretion provide for indemnification, advancement or reimbursement of expenses in a resolution of its stockholders or directors, in a contract or in its Restated Certificate of Incorporation.

3. Effect of Modification of DGCL. Any repeal or modification of the foregoing provisions of this Article for indemnification, advancement or reimbursement of expenses shall not affect adversely any right or protection stated in such provisions with respect to any act or omission occurring prior to the time of such repeal or modification. If any provision of this Article or any part thereof shall be held to be prohibited by or invalid under applicable law, such provision or part thereof shall be deemed amended to accomplish the objectives of the provision or part thereof as originally written to the fullest extent permitted by law and all other provisions or parts shall remain in full force and effect.

4. Definitions. As used in this Article, the following terms have the following meanings:

a. DGCL. When used with reference to an act or omission occurring prior to the effectiveness of any amendment to the DGCL after the effectiveness of the adoption of this Article, the term “DGCL” shall include such amendment only to the extent that the amendment permits a corporation to provide broader indemnification rights than the DGCL permitted prior to the amendment.

b. Corporation. The term “Corporation” includes any domestic or foreign entity that is a predecessor of the Corporation by reason of a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

c. Director or Officer. A “director” or “officer” is an individual who is or was a director or officer of the Corporation or an individual who, while a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director or officer is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. The terms “director” and “officer” include, unless the context requires otherwise, the estate or personal representative of a director or officer, as applicable.

d. Liability. The term “liability” means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses.

e. Proceeding. The term “proceeding” means any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative or investigative, and whether formal or informal.

5. Insurance. The Corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Corporation, or who, while a director, officer, employee, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Corporation would have power to indemnify the person against the same liability under the DGCL. Any such insurance may be procured from any insurance company designated by the Board of Directors, whether such insurance company is formed under the laws of the State of Delaware or any other jurisdiction of the United States or elsewhere, including any insurance company in which the Corporation has an equity or any other interest through stock ownership or otherwise.

6. Expenses as a Witness. The Corporation may pay or reimburse expenses incurred by a director, officer, employee, fiduciary or agent in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7. Notice to Stockholders. If the Corporation indemnifies, advances or reimburses expenses to a director under this Article in connection with a proceeding by or in the right of the Corporation, the Corporation shall give written notice of the indemnification, advance or reimbursement to the stockholders with or before the notice of the next stockholders meeting. If the next stockholder action is taken without a meeting at the instigation of the Board of Directors, such notice shall be given to the stockholders at or before the time the first stockholder signs a writing consenting to such action.

ARTICLE VII

Execution of Instruments; Borrowing; Checks and

Endorsements; Deposits; Proxies

1. Execution of Instruments. The President or any Vice President shall have the power to execute and deliver on behalf of and in the name of the Corporation any instrument requiring the signature of an officer of the Corporation, except as otherwise provided in these Bylaws or when the execution and delivery of the instrument shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Unless authorized to do so by these Bylaws or by the Board of Directors, no officer, agent or employee shall have any power or authority to bind the Corporation in any way, to pledge its credit or to render it liable pecuniarily for any purpose or in any amount.

2. Borrowing. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued, endorsed or accepted in its name, unless authorized by the Board of Directors or a committee designated by the Board of Directors so to act. Such authority may be general or confined to specific instances. When so authorized, an officer may (a) effect loans at any time for the Corporation from any bank or other entity and for such loans may execute and deliver promissory notes or other evidences of indebtedness of the Corporation; and (b) mortgage, pledge or otherwise encumber any real or personal property, or any interest therein, owned or held by the Corporation as security for the payment of any loans or obligation of this Corporation, and to that end may execute and deliver for the Corporation such instruments as may be necessary or proper in connection with such transaction.

3. Checks and Endorsements. All checks, drafts or other orders for the payment of money, obligations, notes or other evidences of indebtedness, bills of lading, warehouse receipts, trade acceptances and other such instruments shall be signed or endorsed for the Corporation by such officers or agents of the Corporation as shall from time to time be determined by resolution of the Board of Directors, which resolution may provide for the use of facsimile signatures.

4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the Corporation’s credit in such banks or other depositories as shall from time to time be determined by resolution of the Board of Directors, which resolution may specify the officers or agents of the Corporation who shall have the power, and the manner in which such power shall be exercised, to make such deposits and to endorse, assign and deliver for collection and deposit checks, drafts and other orders for the payment of money payable to the Corporation or its order.

5. Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the President or any Vice President: (a) may from time to time appoint one or more agents of the Corporation, in the name and on behalf of the Corporation, (i) to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, association or other entity whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, association or other entity, or (ii) to consent in writing to any action by such other corporation, association or other entity; (b) may instruct the person so appointed as to the manner of casting such votes or giving such consent; and (c) may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as may be deemed necessary or proper.

ARTICLE VIII

Shares of Stock

1. Certificates of Stock. The shares of the Corporation may, but need not, be represented by certificates. Unless the DGCL or another law expressly provides otherwise, the fact that the shares are not represented by certificates shall have no effect on the rights and obligations of stockholders. If the shares are represented by certificates, such certificates shall be signed by the President and the Secretary or Treasurer or such other representatives of the Corporation as are designated by the Board of Directors; provided, however, that where any such certificate is signed or countersigned by a transfer agent or registrar the signatures of such officers of the Corporation may be in facsimile form. In case any officer of the Corporation who shall have signed, or whose facsimile signature shall have been placed on, any certificate shall cease for any reason to be such officer before such certificate shall have been issued or delivered by the Corporation, such certificate may nevertheless be issued and delivered by the Corporation as though the person who signed such certificate, or whose facsimile signature shall have been placed thereon, had not ceased to be such officer of the Corporation. Every certificate representing shares issued by the Corporation shall state the number of shares owned by the holder in the Corporation, shall designate the class of stock to which such shares belong, and shall otherwise be in such form as is required by law and as the Board of Directors shall prescribe.

2. Shares Without Certificates. The Board of Directors may authorize the issuance of any class or series of shares of the Corporation without certificates. Such authorization shall not affect shares already represented by certificates until they are surrendered to the Corporation, or its transfer agent. Within a reasonable time following the issue or transfer of shares without certificates, the Corporation shall send, or direct its transfer agent to send, the stockholder a complete written statement of the information required on certificates by the DGCL.

3. Record. A record shall be kept of the name of each person or entity holding the stock represented by each certificate for shares of the Corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancellation, the date of cancellation. The person or other entity in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof, and thus a holder of record of such shares of stock, for all purposes as regards the Corporation.

4. Transfer of Stock. Transfers of shares of the stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by such registered holder’s attorney thereunto authorized, and on the surrender of the certificate or certificates for such shares properly endorsed. The stock record book and other transfer records shall be in the possession of the Secretary or of a transfer agent for the Corporation.

5. Transfer Agents and Registrars; Regulations. The Corporation, by resolution of the Board of Directors, shall from time to time appoint a transfer agent and a registrar, under such arrangements and upon such terms and conditions as the Board of Directors deems advisable, but until and unless the Board of Directors appoints some other person, firm or corporation as its transfer agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary of the Corporation shall be the transfer agent of the Corporation without the necessity of any formal action of the Board of Directors, and the Secretary, or any person designated by the Secretary, shall perform all of the duties of such transfer agent. The Board of Directors may make such rules and regulations as it may deem expedient and as are not inconsistent with the Restated Certificate of Incorporation and these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation.

6. Lost, Destroyed or Mutilated Certificates. In case of the alleged loss, destruction or mutilation of a certificate representing stock of the Corporation, a new certificate may be issued in place thereof, in such manner and upon such terms and conditions as the Board of Directors may prescribe, and shall be issued in such situations as required by the DGCL.

ARTICLE IX

Fiscal Year

The fiscal year of the Corporation shall be the year ending on December 31, unless another fiscal year is established by the Board of Directors.

ARTICLE X

Corporate Books and Records

1. Books and Records. The books and records of the Corporation may be kept at such place or places as may be from time to time designated by the Board of Directors. The Corporation shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of its proceedings of its stockholders and Board of Directors (and any committee having the authority of the Board of Directors) and the names and places of residence of its officers.

2. Addresses of Stockholders. Each stockholder shall furnish to the Secretary of the Corporation or the Corporation’s transfer agent an address to which notices from the Corporation, including notices of meetings, may be directed and if any stockholder shall fail so to designate such an address, it shall be sufficient for any such notice to be directed to such stockholder at such stockholder’s address last known to the Secretary or transfer agent.

3. Fixing Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to a notice of or to vote at any meeting of stockholders or any adjournment thereof or to express consent (or dissent) to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. Such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days prior to any other action to which the same relates. Only such stockholders as shall be stockholders of record on the date so fixed shall be so entitled with respect to the matter to which the same relates. If the Board of Directors shall not fix a record date as above provided, and if the Board of Directors shall not for such purpose close the stock transfer books as provided by statute, then the record date shall be established by statute in such cases made and provided.

4. Audits of Books and Accounts. The Corporation’s books and accounts shall be audited at such times and by such auditors as shall be specified and designated by unanimous resolution of the Board of Directors.

ARTICLE XI

Amendments

So long as no class of the Corporation’s Common Stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, in addition to any approval required by law or by Section 5.5 of the Restated Certificate of Incorporation, the affirmative vote of holders of (i) at least a majority in voting power of the then-issued and outstanding Common Stock (voting as a single class), and (ii) at least a majority in voting power of the then-issued and outstanding Class A Common Stock (as defined in the Restated Certificate of Incorporation) (voting as a separate class) shall be required to amend these Bylaws; provided, however, that the Corporation may, in the Restated Certificate of Incorporation, also confer the power to alter, amend or repeal these Bylaws upon the directors. At any time when a class of the

Corporation’s Common Stock is registered under the Securities Exchange Act of 1934, as amended, in addition to any approval required by law or by Section 5.5 of the Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority in voting power of the then-issued and outstanding Common Stock shall be required to amend these Bylaws.

EXHIBIT C

Term Sheet for Exit Facility Credit Agreement

SUMMARY OF TERMS

$75 Million Senior Secured Credit Facility

for

CARAUSTAR INDUSTRIES, INC. AND

CERTAIN OF ITS SUBSIDIARIES

June 4, 2009

AGENT:	General Electric Capital Corporation (“GE Capital” or “Agent”).

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER:	GE Capital Markets, Inc.

LENDERS:	GE Capital and other lenders acceptable to Agent.

BORROWERS:	Caraustar Industries, Inc. and certain of its domestic Subsidiaries, in each case as reorganized debtors under the Plan of Reorganization.

GUARANTORS:	Existing and future domestic Subsidiaries of Borrowers. Borrowers and Guarantors are collectively referred to herein as “Credit Parties”.

MAXIMUM AMOUNT:	$75 million (including a Letter of Credit subfacility of up to $22 million). Letters of Credit will be issued either by a bank and/or by GE Capital and/or one of its affiliates, on terms reasonably acceptable to Agent, and will be guaranteed or otherwise backed by the Lenders. GE Capital’s Revolver commitment will also include a swing line subfacility of up to $7,500,000.

MATURITY:	June 1, 2012.

AVAILABILITY:	Borrowing Availability on a combined basis will be limited to the sum of (i) up to 85% of the Borrowers’ eligible accounts receivable and (ii) the lesser of (x) up to 85% of the net orderly liquidation value (“NOLV”) of Borrowers’ eligible inventory or (y) up to 45% of the book value (valued at the lower of cost (FIFO) or market) of Borrowers’ eligible Inventory, in each of clauses (i) and (ii) less reserves including without limitation a $10,000,000 availability reserve (the “Borrowing Base”), but not to exceed the Maximum Amount. Agent will retain the right from time to time

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to establish or modify advance rates, standards of eligibility and reserves against availability in the exercise of its reasonable credit judgment. The face amount of all letters of credit outstanding under the Letter of Credit Subfacility will be reserved in full against availability.

USE OF PROCEEDS:	Loans made on the date the Financing is consummated (the “Closing Date”) will be used to refinance Borrowers’ existing working capital indebtedness on the consummation date (the “Consummation Date”) of the Plan of Reorganization, to otherwise enable Borrowers to consummate the Plan of Reorganization on the Consummation Date, and to fund certain fees and expenses associated with the Financing. Loans made after the Closing Date will be used for Borrowers’ working capital purposes and for permitted capital expenditures and other general corporate purposes.

BORROWER REPRESENTATIVE:	Each Borrower will appoint one of the Borrowers as its agent for administrative purposes of the Financing (the “Borrower Representative”).

INTEREST:

Rates:	At Borrower Representative’s option, all loans will bear interest at either (a) a floating rate equal to the Index Rate plus the Applicable Margin(s) or (b) absent a default, a fixed rate for periods of one, two or three months equal to the reserve adjusted London Interbank Offered Rate (“LIBOR Rate”) plus the Applicable Margin(s).

Payment Dates:	Interest will be payable monthly in arrears for Index Rate loans and at the expiration of each LIBOR period for LIBOR loans.

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Other Terms:	All interest will be calculated based on a 360 day (or, in the case of Index Rate loans, 365 day) year and actual days elapsed. The Financing documentation will contain (a) LIBOR breakage provisions and LIBOR borrowing mechanics, (b) LIBOR Rate definitions, and (c) the Index Rate definition (which will equal the highest of the prime rate as reported by The Wall Street Journal, the overnight Federal funds rate plus 50 basis points, or the one-month LIBOR rate).

APPLICABLE MARGINS:	The following Applicable Margins (consisting of per annum rate margins) shall apply so long as any Loan remains outstanding:

Applicable Revolver Index Margin                  3.50%

Applicable Revolver LIBOR Margin 4.50%
Applicable L/C Margin 4.50%
Applicable Unused Facility Fee Margin 1.00%

FEES:	In addition to the fees payable to GE Capital as specified in the Fee Letter, the following fees will be payable to Agent under the Financing documentation:

Letter of Credit Fee:	Equal to the Applicable L/C Margin per annum (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of the letters of credit under the Revolver, payable monthly in arrears, plus any costs and expenses incurred by Agent in arranging for the issuance or guaranty of Letters of Credit and any charges assessed by the issuing financial institution.

Unused Facility Fee:	Equal to the Applicable Unused Facility Fee Margin per annum (calculated on the basis of a 360-day year and actual days elapsed) on the average unused daily balance of the Revolver, payable monthly in arrears.

DEFAULT RATES:	From and after the occurrence of a default, the interest rates applicable to all Loans and the Letter of Credit Fee will be increased by 2.00% per annum over the interest rate or Letter of Credit Fee otherwise applicable and such interest and fees will be payable on demand.

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SECURITY:	To secure all obligations of Borrowers to Agent and Lenders, Agent, for itself and the ratable benefit of Lenders, will receive a fully perfected (i) first priority security interest in all of the following property, whether now existing or hereafter arising, of Borrowers (the “Revolver Priority Collateral”): (a) all accounts and other receivables for goods sold or leased or services rendered whether or not earned (“Receivables”); (b) all inventory of any kind wherever located (“Inventory”); (c) all instruments, chattel paper and other contracts evidencing, or substituted for, any Receivable; (d) all guarantees, letters of credit, security and other credit enhancements for the Receivables; (e) all documents of title for any Inventory; (f) all claims and causes of action in any way relating to any of the Receivables or Inventory; (g) all bank accounts into which any proceeds of Receivables or Inventory are deposited (including all cash and other funds on deposit therein); (h) all books and records relating to any of the foregoing; and (i) all substitutions, replacements, accessions, products or proceeds (including, without limitation, insurance proceeds) of any of the foregoing, and (ii) second priority security interest in all other assets of the Credit Parties (including a pledge of the capital stock of all domestic subsidiaries and up to 65% of the voting stock of all “first tier” non-U.S. subsidiaries), which shall only be subject to liens on certain equipment securing existing industrial revenue bonds and to liens in favor of the holders of the Term Loan (“Term Priority Collateral”; together with the Revolver Priority Collateral, the “Collateral”).

The rights of Agent and the holders of the Term Loan with respect to the Collateral shall be subject to an intercreditor agreement containing customary terms and conditions and otherwise reasonably satisfactory to Agent and Lenders. In addition, GE Capital would have the right to utilize, at no cost or expense, any trade names, trademarks, copyrights or other intellectual property to the extent necessary or appropriate in order to sell, lease or otherwise dispose of any of Borrowers’ inventory.

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All Collateral will be free and clear of other liens, claims and encumbrances, except permitted liens and encumbrances acceptable to Agent.

Each Borrower will cross-guarantee the obligations of each other Borrower under the Financing documents. All such obligations will be cross-defaulted to each other and to all other material indebtedness of any Borrower and any of its subsidiaries. All such obligations shall be cross-collateralized with each other and cross-collateralized and guaranteed by any and all domestic subsidiaries of any Borrower.

Agent is authorized to pre-file financing statements and other evidences of liens with respect to all of the Collateral, including “all-assets” filings, if applicable, naming Agent as secured party.

MANDATORY PREPAYMENTS:	Subject to the terms of the intercreditor agreement with the holders of the Term Loan, Borrowers shall make prepayments against principal of the Term Loan or the Revolver, as the case may be, in the following amounts: (a) all net proceeds of any sale or other disposition of any of assets of any Borrower (other than the sale of inventory in the ordinary course and other customary exceptions to be determined), (b) subject to exceptions for repairs and replacements, all net insurance proceeds or other awards payable in connection with the loss, destruction or condemnation of any assets of any Borrower, and (c) net cash proceeds from the sale or issuance of equity or debt securities, in each case with such other customary exceptions to be mutually agreed by Borrowers and Agent. Such intercreditor agreement shall also provide for mandatory prepayments to be made to holders of the Term Loan from available cash and excess cash flow (the definition of available cash and excess cash flow to be reasonably acceptable to Agent and the holders of the Term Loan) as provided in the Restructuring and Lock-Up Agreement.

Mandatory prepayments to Lenders generally will be applied against the swing line, if any, and the Revolver without reduction in availability.

FINANCIAL REPORTING:	The Financing documentation will require the Borrowers, on a monthly basis, to provide to Agent

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and Lenders internally prepared financial statements. Annually, Borrowers will be required to provide audited financial statements, a board approved operating plan for the subsequent year, and a communications letter from Borrowers’ auditors. Borrowers will provide, on a periodic basis, Borrowing Base Certificates and other information reasonably requested by the Agent. All financial statements shall be prepared in a manner consistent with the requirements set forth in the DIP Facility (as defined herein) agreements.

DOCUMENTATION:	The Financing documentation will contain representations and warranties, conditions precedent, affirmative, negative and financial covenants, indemnities, and events of default and remedies, all as reasonable and customary for financings of this type and, as applicable, substantially consistent with the DIP Facility agreements or as may otherwise be agreed. Relevant documents, such as Transaction documents, subordination and intercreditor agreements, and other material agreements executed in connection with the Plan of Reorganization and the transactions contemplated thereby, to be reasonably acceptable to Agent.

OTHER TERMS:	GE Capital’s commitment with respect to the Financing is conditioned upon satisfaction of the following conditions as of the Closing Date, and the Financing documents will require, among other things, compliance with covenants pertaining to the following (all in form and substance reasonably satisfactory to Agent and in each case with customary exceptions as may be agreed):

•

Cash management systems for each Borrower consistent with those provided in the DIP Facility agreements or otherwise reasonably acceptable to Agent. Agent will have springing cash dominion upon the occurrence of certain events (to be mutually agreed upon) by means of lock boxes and blocked account agreements executed at or prior to closing of the Financing.

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•

Commercially reasonable insurance protection for the Borrowers’ industry, size and risk and the Agent’s collateral protection (terms, underwriter, scope, and coverage to be acceptable to Agent); Agent named as a loss payee (property/casualty) and an additional insured (liability); and non-renewal/cancellation/amendment riders to provide 30 days advance notice to Agent.

•	Compliance with applicable laws, decrees, and material agreements or obtaining of applicable consents and waivers.

•

General and collateral releases from prior lenders, and commercially reasonable efforts to obtain customary corporate and estoppel certificates, landlord/mortgagee/bailee waivers and consignment or similar filings.

•

Limitations on commercial transactions, management agreements, service agreements, and borrowing transactions between any Borrower and its officers, directors, employees and affiliates (other than other Borrowers).

•

Limitations on, or prohibitions of, cash dividends, other distributions to equity holders, payments in respect of subordinated debt, payment of management fees to affiliates, and redemption of common or preferred stock.

•	Prohibitions of mergers, acquisitions, sale of any Borrower, its stock or a material portion of its assets.

•	Prohibitions of a direct or indirect change in control of Borrowers.

•	Limitations on capital expenditures in an amount to be determined (based on Borrowers’ operating plans and projections delivered to Agent).

•	Agent’s and Lenders’ rights of inspection, access to facilities, management and auditors.

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•	Customary yield protection provisions, including, without limitation, provisions as to capital adequacy, illegality, changes in circumstances and withholding taxes.

•	If and to the extent requested by Agent, environmental surveys or reviews in scope and form, by firms, and with results reasonably acceptable to Agent.

•

Appraisals on Inventory in form and substance reasonably acceptable to Agent reflecting asset values at levels acceptable to Agent (with such requirement to be satisfied through the appraisals to be provided to Agent by Borrowers in connection with the DIP Facility).

•

The terms of each of (i) the Plan of Reorganization and (ii) all orders of the Bankruptcy Court confirming, approving, implementing or affecting the Plan of Reorganization, this Commitment Letter and the Financing, or affecting the rights, remedies and obligations of Agent and Lenders hereunder and thereunder, shall be in form and substance reasonably acceptable to Agent. (Agent acknowledges that the Plan of Reorganization filed by Borrowers in the Bankruptcy Case on May 31, 2009 is acceptable to Agent.)

•

The Plan of Reorganization shall have been confirmed by a final order entered by the Bankruptcy Court (the “Confirmation Order”), such Confirmation Order to be in form and substance reasonably acceptable to Agent, which has not been stayed by the Bankruptcy Court or any other court having jurisdiction to issue any such stay. The Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan of Reorganization, all as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and any applicable local bankruptcy rules. Moreover, (i) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, (ii) no appeal or petition for review, rehearing or

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certiorari with respect to the Confirmation Order may be pending and (iii) the Confirmation Order must otherwise be in full force and effect.

•

All conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived in a manner reasonably acceptable to Agent, and the Plan of Reorganization shall have been consummated or shall be consummated contemporaneously with the funding of the initial Loans.

•

All administrative expenses of the Borrowers (excluding remaining professional fees and expenses and ordinary course obligations of Borrowers) incurred under the Bankruptcy Case including, without limitation, all debtor-in-possession financing provided by General Electric Capital Corporation (the “DIP Facility”), or otherwise, shall have been satisfied to the satisfaction of Agent.

•	Governing law: New York.

OTHER CONDITIONS:	GE Capital’s commitment with respect to the Financing will be further conditioned upon the following (all to Agent’s reasonable satisfaction):

•

Delivery of Transaction documents, including the Plan of Reorganization, to Agent in a timely manner. The Transaction shall have been consummated on terms substantially consistent with the Plan of Reorganization filed by Borrowers in the Bankruptcy Case on May 31, 2009, or otherwise on terms that are not adverse to the interests of Borrowers or Lenders in any material respect, or are otherwise reasonably satisfactory to Agent.

•

As of the Closing Date, Borrowers shall have restructured their existing senior notes resulting in an $85 million term loan facility (“Term Loan”). The terms and conditions of the Term Loan must be substantially consistent with the terms provided in the Restructuring and Lock-Up Agreement with the holders of the senior notes or otherwise reasonably acceptable to Agent.

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•

Completion by Agent of all business and legal due diligence with results reasonably satisfactory to Agent with respect to all material transactions entered into after filing of the Bankruptcy Case and that differ materially from those contemplated in the Plan of Reorganization filed by Borrowers on May 31, 2009 or the Restructuring and Lock-Up Agreement with holders of the Term Loan. Without limiting the foregoing, the corporate structure, capital structure, other debt instruments, material contracts, and governing documents of the Borrowers, in each case to the extent entered into after the filing of the Bankruptcy Case and that differ materially from those contemplated in the Plan of Reorganization filed by Borrowers on May 31, 2009 or the Restructuring and Lock-Up Agreement with holders of the Term Loan, must be reasonably acceptable to Agent.

•

Background and reference checks with results satisfactory to Agent on senior executive officers, directors of the Borrowers, in each case to the extent such parties were not senior executive officers or directors as of the filing of the Bankruptcy Case. Each Credit Party hereby consents to execute or cause execution of any documents necessary to effectuate such checks.

•

The ratio of Borrowers’ net indebtedness (defined as indebtedness less collected cash) to trailing twelve-month consolidated EBITDA (calculated through the last month for which financial reporting is available) shall not be greater than 4.00 to 1.00. EBITDA shall be calculated as defined in Annex I hereto and consistent with the projections provided to Agent prior to the date hereof.

•	Borrowers shall have trailing twelve-month consolidated EBITDA (calculated through the last month for which financial reporting is available) of not less than $20,000,000.

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•

Agent shall have received Borrowers’ unaudited financial statements for the most recently completed fiscal month for which financial reporting is available, which shall be in form and substance reasonably acceptable to Agent.

•

With respect to any real estate collateral, receipt of real property surveys, title commitments, and title insurance policies in amount, form and from, as applicable, as may be required to be furnished to the holders of the Term Loan.

•	Receipt of all necessary or appropriate third party and governmental waivers and consents.

•	Satisfactory opinions of counsel from Borrowers’ counsel (including local counsel as requested) reasonably acceptable to Agent.

•

As of the Closing Date, and except for the filing by Borrowers of the Bankruptcy Case, there will have been (i) since March 31, 2009, no Material Adverse Effect (as defined in the DIP Facility agreements or as may otherwise be agreed by Agent and Borrowers) shall have occurred and be continuing, (ii) no litigation commenced which is reasonably expected to have a Material Adverse Effect on the Credit Parties taken as a whole, or their ability to repay the loans, or which would challenge the transactions under consideration, and (iii) since March 31, 2009, no material increase in the liabilities, liquidated or contingent, of the Credit Parties taken as a whole, or a material decrease in the assets of the Credit Parties taken as a whole.

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ANNEX 1

DEFINITION OF EBITDA

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, (vii) non-cash restructuring charges, (viii) any non-cash losses that have been deducted in determining consolidated net income, and (ix) professional and advisory fees and expenses, U.S. Trustee fees and expenses, and other administrative costs in respect of the Chapter 11 Cases and related restructuring, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

Annex I - 1

EXHIBIT D

Term Sheet for New Secured Notes Indenture

CARAUSTAR INDUSTRIES, INC.

Summary of Proposed Terms of the Senior Secured Notes

Notes	10% Senior Secured Notes due 2014 (“Senior Secured Notes”).

Issuer	Reorganized Caraustar Industries, Inc., a newly formed Delaware corporation (the “Company”).

Principal Amount	$85.0 million.

Maturity Date	5 years from the effective date of the Plan of Reorganization of the Company and its affiliates (the “Effective Date”).

Security	Secured by a first priority lien on all assets of the Company and its subsidiaries, including, without limitation, (a) a pledge of (x) 100% of the stock of all of the Company’s present and future domestic subsidiaries and (y) 65% of the stock of each of the Company’s foreign subsidiaries and (b) all accounts receivable, inventory, general intangibles and equipment, subject to (i) a senior lien on accounts receivable and inventory and all proceeds thereof (“Revolving Loan Collateral”) in favor of the revolving credit lender(s) under the new revolving credit facility and any permitted renewals, extensions, refinancings and replacements thereof (the “New Revolving Loan”), (ii) a senior lien on certain equipment securing Industrial Revenue Bonds and (iii) certain other Permitted Liens (defined below).

Guarantees	Guaranteed on a senior secured basis by all of the Company’s present and future wholly owned domestic subsidiaries, other than any such future subsidiary designated an “Unrestricted Subsidiary” by the Company (the “Guarantors”).

Restricted Subsidiaries	Restricted Subsidiaries under the Indenture will include the Guarantors and any direct or indirect subsidiary of the Company that is not designated an “Unrestricted Subsidiary” by the Company.

Interest	10% in cash or 15% PIK, at the option of the Company, payable semi-annually in arrears (subject to 45 days prior written notice of any PIK payment). PIK interest shall be paid by increasing the outstanding principal amount of the Senior Secured Notes. Interest shall be paid on overdue principal and overdue installments of interest, in each case at the rate of 17%. During the continuance of an Event of Default (other than the failure to pay principal or interest), the Senior Secured Notes will bear interest at (1) 12% if paid in cash or (2) 17% if PIK.

Optional and Mandatory Redemptions

Optional Redemption	Redeemable, in whole or in part, at any time at the Company’s option at a redemption price initially equal to 103% of the aggregate principal amount of the Senior Secured Notes redeemed, declining to 102% in the second year, 101% in the third year and 100% thereafter (plus accrued and unpaid interest, if any, to the date of redemption).

Change of Control	Upon a Change of Control (defined below), the Company will be required to make an offer to purchase all the Senior Secured Notes at 101% of the aggregate principal amount of Senior Secured Notes repurchased (plus accrued and unpaid interest, if any, to the date of purchase).

“Change of Control” shall be defined as the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act of 1934 or any successor provision), other than to a direct or indirect wholly-owned subsidiary of the Company;

(2) the liquidation or dissolution of, or adoption of a plan relating to the liquidation or dissolution of, the Company or any successors thereto;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act of 1934 or any successor provision), other than any shareholders on the Effective Date, becomes the

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beneficial owner, directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company or such other person surviving the transaction; or

(4) the first day on which a majority of the members of the Board of Directors of the Company (the “Board of Directors”) are not Continuing Directors (defined below).

“Continuing Directors” shall be defined as any member of the Board of Directors of the Company who (1) was a member of the Board of Directors of the Company on, or within 30 days after, the Effective Date; or (2) was nominated for election or elected or appointed to the Board of Directors of the Company with the unanimous approval of the Continuing Directors who were members of the Board of Directors of the Company at the time of such election or appointment (provided that (a) any approval pursuant to this clause (2) shall be deemed to be unanimous if one, but not more than one, Continuing Director abstains from voting on the approval and (b) any individual whose initial election as director occurs as the result of an actual or threatened election contest, including an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors, shall not be considered a Continuing Director).

Paydown	On the later of December 31, 2009 or the date that is three months after the Effective Date, all Available Cash (defined below) in excess of $10 million, shall be used to redeem outstanding Senior Secured Notes at a redemption price of 100% of the aggregate principal amount of Senior Secured Notes redeemed plus accrued and unpaid interest to the date of redemption.

“Available Cash” shall mean as of any given date, cash and cash equivalents of the Company and its Restricted Subsidiaries, on a consolidated basis, that qualify as Permitted Investments under the Indenture, but excluding any such amounts that (i) constitute proceeds of inventory and accounts receivable to the extent required to be applied to repay the New Revolving Loan or restricted from being used to redeem Senior Secured Notes under the terms of the New Revolving Loan, (ii) represent balances in deposit accounts against which checks have been written and are outstanding, or (iii) are held as collateral in support of letter of credit, surety bond, hedging or other indemnity obligations as permitted pursuant to the terms of the Indenture.

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Cash Flow Sweep	Not later than February 15 and August 15 of each year, commencing on August 15, 2010, 75% of Excess Cash Flow (defined below) generated during the six-month period ended on the most recent December 31 or June 30, as applicable, which was not used to reduce amounts outstanding under the New Revolving Loan shall be applied to redeem outstanding Senior Secured Notes at a redemption price of 100% of the aggregate principal amount of Senior Secured Notes redeemed plus accrued and unpaid interest to the date of redemption.

“Excess Cash Flow” shall mean, for any six-month period, the sum of operating cash flow as shown on the Company’s consolidated cash flow statements for such period, minus the aggregate amount of Cash Flow Adjustments (defined below) during such period; provided, that, if in the preceding six-month period the Excess Cash Flow calculation yielded a negative amount, such negative amount will be offset against the positive amount prior to a Cash Flow Sweep.

“Cash Flow Adjustments” means the sum of the following for the Company and its subsidiaries during or for any applicable period: (i) capital expenditures (net of any proceeds of any related financings), (ii) cash payments made in respect of any acquisitions of any businesses (including related fees and expenses and any earn-out, purchase price adjustment, non-competition, and other customary payments required to be made in respect of such acquisitions), (iii) amounts paid in respect of Permitted Investments and Restricted Payments permitted to be made pursuant to the Indenture, (iv) scheduled principal payments and mandatory and voluntary prepayments of funded indebtedness (including capital lease obligations), provided that payments in respect of the New Revolver Loan or other revolving credit facility shall not be included in this clause (iv) unless accompanied by a permanent reduction in the related commitment for such credit facility, (v) cash payments required to be made in such period in respect of any liability accrued in a prior accounting period, and (vi) payments made in respect of cash charges for bankruptcy and other restructuring charges.

Asset Sales

The Company and Restricted Subsidiaries will not consummate an Asset Sale (defined below) unless: (1) the Company or such Restricted Subsidiary receives consideration not substantially less than the fair market value of such assets,

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in the judgment of the Board of Directors of the Company, (2) in the case of an Asset Sale involving consideration in excess of $10 million, such fair market value is determined by the Board of Directors of the Company based upon advice of a qualified third party appraiser, valuation firm or financial advisor, (3) in the case of an Asset Sale involving consideration in excess of $1 million, at least 85% of the consideration is in the form of cash or cash equivalents and (4) if such Asset Sale involves the disposition of collateral for the Senior Secured Notes, the net cash proceeds and any other property received as consideration (other than cash used to repay the New Revolving Loan) and any replacement or other assets purchased with net Asset Sale proceeds becomes subject to the lien securing the Senior Secured Notes.

The Company may apply, or cause the applicable Restricted Subsidiary to apply, the net cash proceeds from any Asset Sale within 180 days of receipt thereof (or, if within such 180-day period, the Company or applicable Restricted Subsidiary has entered into an agreement on terms acceptable to the Required Noteholders (as defined below) to apply such net cash proceeds to the purchase or construction of assets, then such period may be extended for up to an additional 180 days), either: (1) if the Asset Sale involves the disposition of Revolving Loan Collateral, to repay obligations under the New Revolving Loan or (2) to invest in replacement assets or other assets useful in their respective businesses which become collateral for the Senior Secured Notes.

Net Asset Sale proceeds not applied as provided and within the time periods set forth in the previous sentence, shall be applied by the Company either (1) to fund a Restricted Payment, to the extent permitted by the Limitation on Restricted Payments, or (2) to make an offer to purchase outstanding Senior Secured Notes at a purchase price of 101% of the aggregate principal amount of Senior Secured Notes purchased plus accrued and unpaid interest.

“Asset Sale” shall be defined as (1) the sale, lease, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and lease-back transaction) of the Company or any Restricted Subsidiary, or (2) the issuance or sale of equity interests of any Restricted Subsidiary. The following transactions shall be excluded from the definition of Asset Sale:

•	a disposition of cash equivalents;

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•	a disposition of obsolete, worn out or surplus equipment in the ordinary course of business;

•	a disposition of inventory or goods held for sale in the ordinary course of business;

•	the discount or write-off of delinquent receivables or the sale of such receivables for purposes of collection, in the ordinary course of business;

•

the receipt of up to $2 million in aggregate proceeds relating to the disposition of certain closed facilities currently held for sale by the Company or any Restricted Subsidiary to be identified in a schedule to the Indenture;

•

the disposition of all or substantially all of the assets of the Company and its Subsidiaries in accordance with the Indenture or any merger or disposition of assets that constitutes a Change of Control;

•	the making of any Restricted Payment or Permitted Investment (defined below) permitted by the terms of the Indenture;

•	any disposition of assets with an aggregate fair market value of less than $100,000 in any transaction or series of related transactions;

•	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Guarantor;

•	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business; and

•	any sale of equity interests in, or issuance of Indebtedness or other securities of, an Unrestricted Subsidiary.

Loss of Collateral

Net insurance or other proceeds with respect to the loss of any collateral with a fair market value in excess of $500,000 may be applied within 180 days of receipt thereof (or, if within such 180-day period, the Company or applicable Restricted Subsidiary has entered into an agreement on terms acceptable to the Required Noteholders to apply such proceeds to the purchase or construction of replacement collateral, then such period may be extended for up to an additional 180 days),

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either (1) to replace the collateral or invest in other assets useful in their respective businesses which become collateral for the Senior Secured Notes or (2) if such collateral is Revolving Loan Collateral, to permanently repay obligations under the New Revolving Loan. Any net proceeds not applied as set forth in the preceding sentence will be applied to make an offer to purchase outstanding Senior Secured Notes at a purchase price of 101% of the aggregate principal amount of Senior Secured Notes purchased plus accrued and unpaid interest.

Covenants

Financial Reporting	Subject to the holder’s agreement to the terms of a customary confidentiality agreement to be attached to the Indenture or otherwise acceptable to the holders of Senior Secured Notes, the holders of the Senior Secured Notes shall be entitled to receive, at a minimum: (1) within 90 days of the end of each fiscal year, audited financial statements certified by a national accounting firm and prepared in accordance with GAAP and a Management’s Discussion and Analysis (the “MD&A”) of Financial Condition with respect to such financial statements, which MD&A is substantially similar to that which would be included in an Annual Report on Form 10-K; (2) within 45 days of the end of each of the first three fiscal quarters, condensed consolidated financial statements of the Company for such quarter and the comparable period of the prior year prepared in accordance with GAAP and an MD&A of Financial Condition with respect to such financial statements substantially similar to that which would be included in a Quarterly Report on Form 10-Q; and (3) upon request of the holders of the Senior Secured Notes from time to time, a brief description of the nature of the business of the Company and its products and services and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933. The Company may, in the discretion of the new Board of Directors, elect to conduct quarter-end and/or year-end earnings calls following the delivery of the financial statements and MD&A.

Limitations on Indebtedness and Issuance of Preferred Stock

For one year following the Effective Date, the Company and the Restricted Subsidiaries will be prohibited from issuing, incurring, guarantying, or otherwise becoming liable on any indebtedness (other than Permitted Indebtedness (defined below)) or issuing any preferred stock. After the first anniversary of the Effective Date, the Company and Restricted Subsidiaries may not issue, incur, guaranty or

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otherwise become liable for any indebtedness (other than Permitted Indebtedness) or issue any preferred stock, unless (i) no default or event of default under the Indenture has occurred and is then continuing, and (ii) the consolidated leverage ratio (i.e., ratio of indebtedness to EBITDA) of the Company and the Restricted Subsidiaries is less than or equal to 3 to 1 for the most recent 12-month period and on a pro forma basis following the issuance or incurrence of the proposed new indebtedness or preferred stock.

“Permitted Indebtedness” shall be defined to include:

•	indebtedness under the New Revolving Loan not to exceed $75 million;

•	indebtedness under the Senior Secured Notes (including any PIK interest thereon);

•	other indebtedness existing on the Effective Date (as approved in the plan of reorganization of the Company);

•

indebtedness (including capital lease obligations) incurred to finance the purchase, lease, construction or improvement or property or equipment that is useful in the ordinary course of the business not to exceed $5 million in the aggregate outstanding at any time;

•

hedging obligations for the purpose of limiting risk with respect to fluctuation in interest rates, foreign currency exchange rates, or commodity prices in relation to Permitted Indebtedness or business operations of the Company or its subsidiaries;

•

any indebtedness incurred to extend, renew, refinance or replace, in whole or in part the New Revolving Loan or the Senior Secured Notes that would result in a savings to the Company or its subsidiaries (taking into account any fees, costs, premiums associated with such replacement or refinancing) provided the amount of the indebtedness is not increased and the material terms are, taken as a whole, no less favorable in any material respect to the Company and its subsidiaries than the terms of the New Revolving Loan or the Senior Secured Notes; but provided further that in the case of any such indebtedness that is renewed, extended, refinanced or replaced within 12 months of its scheduled maturity or subsequent to the occurrence of any default or event of default, such material terms may be on terms that are, taken as a whole, substantially consistent with then prevailing terms for indebtedness of such type, as determined in the judgment of the Board of Directors;

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•	intercompany loans and guarantees;

•	indebtedness arising from any sale-leaseback transaction otherwise permitted by the Indenture;

•

indebtedness representing earn-out, seller financing, purchase price adjustment or customary indemnification obligations in respect of any acquisition of a business, in an aggregate amount not to exceed $5 million at any time outstanding;

•	indebtedness of foreign subsidiaries arising from working capital lines of credit in their local countries, in an aggregate amount not to exceed $1 million at any time outstanding;

•	other indebtedness not to exceed $1 million in the aggregate at any time; and

•	other customary exceptions.

Anti-Layering Covenant	Neither the Company nor any Guarantor will issue or incur any indebtedness (including permitted indebtedness) that is contractually subordinated in right of payment to any other indebtedness of the Company or such Guarantor unless such indebtedness is also contractually subordinated in right of payment to the Senior Secured Notes on substantially the same terms.

Restricted Payments	The Company and the Restricted Subsidiaries will not make any Restricted Payments (defined below) if at the time of such Restricted Payment:

•	a default or event of default under the Indenture has occurred or would occur from such payment on a pro forma basis;

•

immediately after giving effect to such payment, the Company could not incur at least $1.00 of additional Indebtedness under the applicable consolidated leverage ratio test (without regard to the one year time limitation); or

•	the aggregate amount of Restricted Payments made subsequent to the Effective Date would exceed the lower of:

(a)(i) 50% of consolidated net income of the Company from the Effective Date, plus

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(ii) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of equity interests (other than redeemable stock) or permitted subordinated debt and not used to repay the New Revolving Loan, redeem Senior Secured Notes or make any Permitted Investment, plus

(iii) 50% of any dividends received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary, to the extent not included in consolidated net income of the Company for such period; minus

(iv) 100% of the Excess Cash Flow applied pursuant to the Cash Flow Sweep provision; or

(b) $1 million per annum.

“Restricted Payments” will be defined as including (1) dividends or distributions on equity interests of the Company or any Restricted Subsidiary (other than distributions payable solely in equity interests or dividends or distributions by a Restricted Subsidiary to the Company or to another Restricted Subsidiary), (2) repurchase/redemption of equity interests of the Company or (3) principal payments on any subordinated indebtedness of the Company or any Restricted Subsidiary other than indebtedness owed to the Company or a Restricted Subsidiary.

Exceptions to the limitation on Restricted Payments shall include:

•

redemption/repurchase of equity interests held by former employees, former directors or former consultants upon the cessation of employment or service of such employees, directors or consultants pursuant to the terms of a management equity plan, stock option plan or employee benefit plan, not to exceed $1 million in any calendar year; and

•

other Restricted Payments to Equity Holders from the net cash proceeds from Permitted Asset Sales as outlined under “Asset Sales” above, provided that the consolidated leverage ratio of the Company and its Restricted Subsidiaries is less than or equal to 3.5 to 1 for the most recent four quarter period and on a pro forma basis after giving effect to such Restricted Payment.

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Limitations on Investments	The Company and the Restricted Subsidiaries shall be prohibited from (1) acquiring any security, beneficial interest or indebtedness of another person or entity, (ii) acquiring all or a significant part of the assets or business conducted by another person or entity, or a division or other unit operation of another person or entity, (iii) making any loan, advance or capital contributions to another person or entity and (iv) guaranteeing indebtedness of another person or entity, except for Permitted Investments.

“Permitted Investments” shall be defined to include:

•	accounts payable and other similar extensions of credit to customers in the ordinary course of business;

•	investments in a domestic Restricted Subsidiary;

•	investments in cash or cash equivalents;

•

investments in an entity that becomes a Restricted Subsidiary or is merged into the Company or a Restricted Subsidiary, or in the assets of an entity or a division, line of business or other business segment of such entity where such assets are acquired by the Company or a Restricted Subsidiary;

•	investments acquired as a result of a non-cash Asset Sale permitted by the Indenture;

•	investments existing on the Effective Date;· loans and advances to customers and suppliers in the ordinary course of business;

•

loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other business-related purposes incurred in the ordinary course, not to exceed $500,000 outstanding at any one time;

•	other investments of up to $10 million in the aggregate at any time subject to compliance with the other covenants in the Indenture on a pro forma basis after giving effect to such investments; and

•	other customary investments.

Limitation on Liens	The Company and the Restricted Subsidiaries will not create any liens other than Permitted Liens.

“Permitted Liens” shall be defined to include:

•	liens on any assets of the Company and its subsidiaries securing the New Revolving Loan and Senior Secured Notes;

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•	liens on equipment securing outstanding Industrial Revenue Bonds;

•	other liens existing on the Effective Date;

•	liens arising out of judgments or awards not resulting in an event of default being contested in good faith not to exceed $500,000 (to the extent not covered by insurance) at any time outstanding;

•

leases with respect to properties entered into in the ordinary course so long as subordinate to the liens securing the Senior Secured Notes and which do not materially impair the use or value of the property subject thereto;

•

liens to secure indebtedness (including capital lease obligations) incurred to finance the purchase, lease, construction or improvement of property or equipment that is useful in the business, so long as such indebtedness is permitted by the limitations on indebtedness and the lien is limited to such property or equipment;

•	liens on equity interests of Unrestricted Subsidiaries that secure indebtedness of such subsidiaries;

•

liens securing permitted refinancing indebtedness provided that the liens are limited to the same property as the liens securing the refinanced indebtedness and the material terms are, taken as a whole, no less favorable to the holders of the Senior Secured Notes in any material respect compared to the liens on such refinanced indebtedness; but provided further that in the case of any liens securing such refinanced indebtedness that is renewed, extended, refinanced or replaced within 12 months of its scheduled maturity or subsequent to the occurrence of any default or event of default, such material terms may be on terms that are, taken as a whole, substantially consistent with then prevailing terms for liens securing indebtedness of such type, as determined in the judgment of the Board of Directors;

•

liens existing on any assets at the time of acquisition thereof, or of any entity that owns such assets, and not created or incurred in contemplation thereof, in a transaction otherwise permitted by the terms of the Indenture;·

•	liens arising on assets involved in any sale-leaseback transaction otherwise permitted by the terms of the Indenture;

•	liens on assets of foreign subsidiaries of the Company securing indebtedness otherwise permitted by the terms of the Indenture;

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•	tax liens, liens imposed by law, etc. in respect of amounts that are not delinquent for a period longer than 60 days or are being contested in good faith by appropriate proceedings;

•	other liens securing obligations at any time outstanding not to exceed $1 million; and

•	other customary liens.

Limitation on Transactions with Related Parties	The Company and Restricted Subsidiaries may not enter into any transaction with a Related Party (defined below) unless (1) such transaction is on terms no less favorable to the Company or the Restricted Subsidiary than could reasonably be expected to be obtained in a transaction with a person or entity that is not a Related Party; (2) for transactions in excess of $500,000 with a Related Party described in clause (iii), (iv) or (v) of the definition of “Related Party”, the transaction is approved by either (X) the unanimous written consent of all directors then in office, (Y) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of all the directors in attendance (excluding any directors recusing themselves due to an actual or potential conflict of interest, provided that no action may be taken by less than a majority of all directors present at such meeting) or (Z) (i) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office and (ii) the approval of each disinterested stockholder that received at least 15% of the Class A Common Stock of the Company on the Effective Date pursuant to the Plan and continues to hold at least 15% of the outstanding Class A Common Stock at the time of the proposed affiliate transaction; and (3) for transactions in excess of $500,000 with a Related Party described in clause (i) or (ii) of the definition of “Related Party”, the transaction is approved by either (X) the unanimous written consent of all directors then in office or (Y) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office.

“Related Party” shall be defined as (i) any director or executive officer of the Company (or any member of the immediate family of any such director or executive officer), (ii) any company or other entity of which a person described in clause (i) is a partner, director or executive officer; (iii) any stockholder of the Company beneficially owning, or otherwise controlling (or sharing control of) more than 20% of the Company’s outstanding common stock; (iv) any affiliate of a stockholder described in clause (iii); or (v) any director or

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executive officer of an entity described in clause (iii) or in clause (iv) (or any member of the immediate family of any such director or executive officer.

Exceptions to the limitation on transactions with Related Parties shall include:

•	transactions among any of the Company and its direct or indirect wholly-owned Subsidiaries;

•	Restricted Payments permitted by the Indenture;

•

payment of reasonable and customary compensation, fees and indemnities paid to officers, directors, employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business;

•

issuance of equity interests (other than disqualified stock) of the Company to any director, officer or employee in connection with a benefit compensation plan provided in the plan of reorganization of the Company;

•	loans and advances to employees or consultants of the Company or any Restricted Subsidiary representing Permitted Investments as provided in the Indenture;

•	purchase of conventional insurance products; and

•	other customary exceptions.

Limitation on Sale and Leaseback Transactions	The Company and Restricted Subsidiaries will not enter into any sale and leaseback transactions unless: (1) the Company or Restricted Subsidiary could have increased indebtedness by the amount of the attributable debt relating to such sale and leaseback transaction under the applicable consolidated leverage ratio test and incurred a lien with respect to such indebtedness in compliance with limitations on liens, (2) the net proceeds are at least the fair market value of the property relating to such sale and leaseback transaction and (3) the Company and/or Restricted Subsidiary applies the proceeds as required by the asset sale covenant.

Financial Covenants	Financial covenants consistent with those in the New Revolving Loan subject in each case to a “cushion” to be determined.

Other Covenants	The indenture shall include other standard affirmative covenants for debt instruments of this kind including covenants relating to (1) maintenance of office or agency, (2) compliance certificate, (3) taxes, (4) stay, extension and usury laws, (5) corporate existence, (6) payments for consent, (7)

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dividend and other payment restrictions affecting restricted subsidiaries, (8) designation of restricted and unrestricted subsidiaries, (9) additional guarantees, (10) business activities, (11) additional collateral, (12) insurance and (13) further assurances.

Events of Default	The Indenture shall include the following events of default:

•	non-payment of interest (subject to a 30-day cure period);

•	non-payment of principal;

•	failure to comply with asset sale, change of control, loss of collateral repurchase covenants or the merger covenant following notice from trustee or 25% holders;

•	breach of any other covenant by the Company or its Restricted Subsidiaries (subject to a 30-day cure period following notice from trustee or 25% holders);

•

cross-default: (a) either payment default on principal or acceleration of indebtedness of the Company or its Restricted Subsidiaries in excess of $5 million or (b) any event of default under the New Revolving Loan;

•	failure to pay final non-appealable judgments aggregating $500,000 (to the extent not covered by insurance) (subject to a 60-day cure period);

•	any guarantee of the Senior Secured Notes by any material Subsidiary of the Company ceases to be in full force and effect;

•

default under the collateral documents which materially adversely affects the lien on or the value of the Collateral, repudiation of the collateral documents or determination that the liens on the collateral are unenforceable or invalid against the Company or any Guarantor;

•

any collateral document ceases to be fully enforceable (unless such unenforceability is the result of a lien purported to be granted on collateral having a fair market value of not more than $1 million ceasing to be enforceable and such failure is remedied within 30 days after notice by the collateral agent or holders or 25% holders) or the Company or any pledgor denies or disaffirms any obligations under any collateral document.

•	bankruptcy/insolvency proceedings of the Company or any Restricted Subsidiary.

Waiver and Amendment	“Required Noteholders” shall be noteholders holding more than 50% of the principal amount of the Senior Secured Notes for purposes of amendments, consents or waivers of covenants or defaults (except that any extension or

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postponement of the maturity date or any interest payment date, or any reduction in the interest rates must be unanimous).

Governing Law	New York

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EXHIBIT E

Reorganized Caraustar Shareholders Agreement

CARAUSTAR INDUSTRIES, INC.

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of the [    ] day of [            ], 2009, by and among CARAUSTAR INDUSTRIES, INC., a Delaware corporation (the “Corporation”), each of the Initial Stockholders (as defined below) that has executed a counterpart of this Agreement or is deemed to have entered into this Agreement pursuant to the Plan (as defined below) as described in Section 11.7 hereof, and each Person (as defined below) that hereafter becomes a Stockholder (as defined below) and becomes a party hereto or is required by this Agreement, the Certificate of Incorporation (as defined below) or the Plan to become a party hereto.

W I T N E S S E T H :

WHEREAS, the Corporation and certain of its Subsidiaries (as defined below) have filed a joint plan of reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”);

WHEREAS, on or as of the date hereof, (i) the Effective Date as provided for in the Plan and the Confirmation Order (the “Effective Date”) occurred, and (ii) a total of [30,000] shares of the Corporation’s Class A Common Stock were issued pursuant to the Plan;

WHEREAS, pursuant to the Plan, as of the Effective Date the Initial Stockholders have executed, or pursuant to the Plan are deemed to have entered into, this Agreement to govern certain rights of the Stockholders and to provide certain other rights and obligations among them; and

WHEREAS, other parties acquiring shares of the Corporation’s Class A Common Stock after the Effective Date shall enter into, and become bound by, this Agreement by execution of a Joinder Agreement (as defined below) as provided herein or in the Certificate of Incorporation (as defined below);

NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the definitions set forth below:

(a) “Affiliate” means, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under direct or indirect common control with the specified Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Agreement” has the meaning specified in the preamble of this Agreement.

(c) “Bankruptcy Code” has the meaning specified in the preamble of this Agreement.

(d) “Bankruptcy Court” has the meaning specified in the preamble of this Agreement.

(e) “Board Materials” has the meaning specified in Section 6.2.

(f) “Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in the City of New York.

(g) “Bylaws” means the Bylaws of the Corporation in the form attached hereto as Exhibit A, and as otherwise in effect from time to time.

(h) “CEO” has the meaning specified in Section 6.1.

(i) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit B, and as otherwise in effect from time to time.

(j) “Change of Control” means the occurrence of any of the following: (1) any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than any Initial Stockholder, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Corporation or such other person surviving the transaction; or (2) a majority of the members of the Corporation’s Board of Directors are not Continuing Directors.

(k) “Class A Common Stock” has the meaning specified in the Certificate of Incorporation.

(l) “Class B Common Stock” has the meaning specified in the Certificate of Incorporation.

(m) “Common Stock” has the meaning specified in the Certificate of Incorporation. For purposes of this Agreement, if the Common Stock has been reclassified or changed, or if the Corporation pays a dividend or makes a distribution on the Common Stock in shares of capital stock, or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of stock and

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amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled to hold as a result of such change, reclassification, exchange, dividend, distribution, subdivision or combination.

(n) “Continuing Directors” means any member of the Board of Directors of the Corporation who (1) was a member of the Board of Directors of the Corporation on, or within 30 days after, the Effective Date; or (2) was nominated for election or elected or appointed to the Board of Directors of the Corporation with the unanimous approval of the Continuing Directors who were members of the Board of Directors of the Corporation at the time of such election or appointment (except that any individual whose initial election as director occurs as the result of an actual or threatened election contest, including an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, shall not be considered a Continuing Director).

(o) “Corporation” has the meaning specified in the preamble of this Agreement.

(p) “Co-Sale Notice” has the meaning specified in Section 5.1.

(q) “Co-Sale Offeree” has the meaning specified in Section 5.1.

(r) “Co-Sale Price” means the weighted average purchase price paid by the Nonparty Buyer (and its Affiliates) for Class A Common Stock acquired by the Nonparty Buyer (and such Affiliates) during the 18-month period ending with a Co-Sale Transaction (taking into account the proposed purchase price for such Co-Sale Transaction).

(s) “Co-Sale Transaction” has the meaning specified in Section 5.1.

(t) “Drag-Along Documents” has the meaning specified in Section 2.1(f).

(u) “Dragged Holders” has the meaning specified in Section 2.1(a).

(v) “Effective Date” has the meaning specified in the preamble to this Agreement.

(w) “Effective Date Signatory” means any Person that received shares of Class A Common Stock as of the Effective Date pursuant to the Plan and executed a counterpart of this Agreement. The Effective Date Signatories are named on Schedule A hereto.

(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(y) “Excluded Issuance” means (i) issuance of shares of Class A Common Stock as of the Effective Date pursuant to the Plan; (ii) issuance of shares of Common Stock by means of a pro rata distribution to all holders of Common Stock; (iii) issuance

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of shares of Class A Common Stock upon conversion of Class B Common Stock in accordance with Section 5.4 of the Certificate of Incorporation; and (iv) issuance of shares of Class B Common Stock or other equity awards pursuant to the Management Equity Plan or any future management equity plan approved by the Corporation’s Board of Directors.

(z) “15% Holder” has the meaning specified in Section 6.2.

(aa) “GAAP” means generally accepted accounting principles.

(bb) “Holder” means any holder, or group of holders, of any of the then-issued and outstanding shares of Class A Common Stock and/or Class B Common Stock.

(cc) “Initial Stockholder” means (i) any Effective Date Signatory and (ii) any other Person that received shares of Class A Common Stock as of the Effective Date pursuant to the Plan and is deemed to have entered into this Agreement pursuant to the Plan as further specified in Section 11.7 hereof and Section 5.2(c) of the Plan.

(dd) “Initiating Holders” has the meaning specified in Section 3.1(a).

(ee) “Joinder Agreement” means the Joinder Agreement in the form attached hereto as Exhibit C.

(ff) “Key Action” means each of the following: (i) a consolidation or merger of the Corporation with or into another corporation or entity (other than the merger on or about the Effective Date of Caraustar Industries, Inc., a North Carolina corporation, with and into the Corporation); (ii) a direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties and assets of the Corporation and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a direct or indirect wholly-owned subsidiary of the Corporation; (iii) the entry by the Corporation into any transaction that would result in a Change of Control; (iv) any material acquisition by the Corporation; (v) any amendment, modification or repeal (except for amendments that are ministerial in nature) of any provision of the Certificate of Incorporation or the Bylaws; (vi) the adoption of any stockholder rights plan, share purchase rights plan or similar plan (a “Poison Pill”) which is designed to impede the acquisition of a block of Common Stock in excess of a specified threshold; or (vii) a liquidation or dissolution of, or adoption of a plan relating to the liquidation or dissolution of, the Corporation.

(gg) “Management Equity Plan” has the meaning specified in the Certificate of Incorporation.

(hh) “MD&A” has the meaning specified in Section 7.1.

(ii) “New Securities” has the meaning specified in Section 4.1.

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(jj) “Nonparty Buyer” has the meaning specified in Section 5.1.

(kk) “Observer” has the meaning specified in Section 6.2.

(ll) “Poison Pill” has the meaning specified in the definition of “Key Action”.

(mm) “Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, association, trust or joint venture, or a governmental agency or political subdivision thereof.

(nn) “Plan” has the meaning specified in the preamble of this Agreement.

(oo) “Preemptive Purchaser” has the meaning specified in Section 4.1.

(pp) “Preemptive Rights Notice” has the meaning specified in Section 4.1.

(qq) “Preemptive Stockholder” has the meaning specified in Section 4.1.

(rr) “Pro Rata Portion” has the meaning specified in Section 4.1.

(ss) “Qualified Public Offering” means the first underwritten public offering pursuant to an effective registration statement covering a sale of Common Stock to the public, that (A) is led by a nationally recognized investment bank, (B) results in the Common Stock being listed on a national securities exchange or quoted on the Nasdaq Stock Market, and (C) involves gross cash proceeds of at least $100 million.

(tt) “Related Party” means: (i) any director or executive officer of the Corporation (or any member of the immediate family of any such director or executive officer); (ii) any Person of which a person described in clause (i) is a partner, director or executive officer; (iii) any Person beneficially owning, or otherwise controlling (or sharing control of), more than 20% of the Corporation’s issued and outstanding Common Stock; (iv) any Person that is an Affiliate of a Person described in clause (iii); or (v) any director or executive officer of a Person described in clause (iii) or in clause (iv) (or any member of the immediate family of any such director or executive officer).

(uu) “Related Party Transaction” means any transaction, contract, agreement, understanding, arrangement, loan, advance or guarantee involving aggregate payments or consideration in excess of $500,000 in any fiscal year between the Corporation (or any subsidiary) and a Related Party; provided, however, that the following shall not be deemed to be Related Party Transactions: (i) the purchase of conventional insurance products in the ordinary course of business; (ii) principal and interest payments to holders of the Corporation’s 10% Senior Secured Notes due 2014 or other debt obligations made pursuant to the terms of such Notes or debt obligations; (iii) dividend payments or distributions to holders of the Corporation’s capital stock; (iv) the payment of reasonable and customary compensation and fees to, and indemnities provided for the benefit of, officers, directors, employees or consultants of the Corporation (or any subsidiary) in the ordinary course of business; (v) employment agreements, benefit plans (including the Management Equity Plan) and similar arrangements for employees and directors of the

5

Corporation (including the issuance of Common Stock or other equity interests thereunder) which, in each case, are approved by the Board of Directors; (vi) loans to officers, employees or consultants of the Corporation (or its subsidiaries) not in excess of $500,000 in the aggregate outstanding at any time; and (vii) transactions between or among the Corporation and any of its direct or indirect wholly-owned subsidiaries.

(vv) “Sale Notice” has the meaning specified in Section 3.1(a).

(ww) “Sale Transaction” means the bona fide sale, lease or transfer, in one transaction or a series of related transactions, of (x) all or substantially all of the consolidated assets of the Corporation and its subsidiaries or (y) at least a majority of the then-issued and outstanding shares of Common Stock, to any person or group of related persons (other than the Selling Holders or any Affiliates thereof) (a “Third Party Purchaser”), whether directly or indirectly or by way of any merger, statutory share exchange, recapitalization, sale of equity, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership.

(xx) “SEC” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

(yy) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(zz) “Selling Holders” has the meaning specified in Section 2.1(a).

(aaa) “Stockholders” means (i) the Initial Stockholders, and (ii) any other Person that is a transferee of issued and outstanding shares of Class A Common Stock (whether from another Stockholder or from the Corporation) and executes, or becomes bound by, this Agreement or a Joinder Agreement. The term “Stockholder” means any one of the Stockholders (and, in the case of a Stockholder who is a natural person, the term “Stockholder” also includes such Stockholder’s legal representatives, executors or administrators when the context so requires).

(bbb) “Subsidiary” means any Person in which the Corporation, directly or indirectly through one or more Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Person.

(ccc) “Tag-Along Transaction” means any transaction or series of transactions involving a sale or other Transfer by the Initiating Holders of at least a majority of the then-issued and outstanding shares of all classes of Common Stock (on a fully diluted basis) to a single person or group of related persons, in any transaction (or series of related transactions); provided, however, that a “Tag-Along Transaction” shall not include, and none of the rights of the Tag-Along Sellers specified in Section 3.1 shall be triggered by, a sale or other Transfer of any then-issued and outstanding shares of Class A Common Stock by any Stockholder to any of its Affiliates.

(ddd) “Tag-Along Seller” has the meaning specified in Section 3.1(a).

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(eee) “Terminated Party” has the meaning specified in Section 11.1(b).

(fff) “Third Party Purchaser” has the meaning specified in the definition of “Sale Transaction.”

(ggg) “Transfer” means (a) any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Common Stock (including (x) the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Common Stock, or (y) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, and (b) any other transaction or event, including without limitation a merger, consolidation, or acquisition of any Person, or the aggregation of the Common Stock beneficially owned by one Person with the Common Stock beneficially owned by any other Person, which would affect the beneficial ownership of Common Stock.

(hhh) “Transferring Holders” has the meaning specified in Section 5.1.

ARTICLE II

DRAG-ALONG

SECTION 2.1 Drag-Along Rights in Sale Transaction.

(a) In the event that one or more Stockholders holding a majority of the then-issued and outstanding shares of all classes of Common Stock (on a fully diluted basis) (the “Selling Holders”) determine to take any action that would cause a Sale Transaction to occur, the Corporation or the Selling Holders (or a designated representative acting on behalf of the Selling Holders) will have the right to deliver written notice thereof to all other Holders of the Corporation’s Common Stock (the “Dragged Holders”). Such written notice shall be delivered in accordance with Section 11.2, and shall contain a description of the material terms and conditions of the Sale Transaction, including without limitation the identity of the Third Party Purchaser, and the amount and form of per share consideration to be paid by the Third Party Purchaser.

(b) In the event notice of a Sale Transaction is given by the Corporation or by or on behalf of the Selling Holders to the Dragged Holders in accordance with the preceding paragraph (a) of this Section 2.1, each of the Dragged Holders shall: (i) be obligated to sell or transfer to the Third Party Purchaser, for the same type and amount of per share consideration and on the same terms as the Selling Holders, upon consummation of the Sale Transaction, the portion of such Dragged Holder’s shares of Common Stock (free and clear of any liens and duly endorsed for transfer, or accompanied by duly endorsed stock powers) corresponding to the portion of the shares of Common Stock held by the Selling Holders (in the aggregate) that are proposed to be included in such Sale Transaction; (ii) be required to vote such Dragged Holder’s shares of Common Stock, whether by proxy, voting agreement or otherwise, in favor of the Sale

7

Transaction; (iii) enter into agreements with the Third Party Purchaser on terms substantially identical to those applicable to the Selling Holders (including, without limitation, with respect to representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Sale Transaction as requested by the Third Party Purchaser), so long as the terms of any such agreements are not more onerous (on a per share basis) with respect to the Dragged Holders than with respect to the Selling Holders; (iv) use commercially reasonable efforts to obtain any consents necessary to effectuate the Sale Transaction; (v) waive any appraisal or dissenters rights with respect to such Sale Transaction; (vi) be required to effectuate the allocation and distribution of the aggregate consideration upon the Sale Transaction as set forth below; and (vii) take any and all reasonably necessary action in furtherance of the foregoing. The Corporation and the Dragged Holders shall not take any action prejudicial to or inconsistent with such Sale Transaction. In the event that the Sale Transaction involves 100% of the then-issued and outstanding Common Stock and would give rise to appraisal rights under the Delaware General Corporation Law, then, at the written election of the Corporation or the Selling Holders (or their designated representative), all shares of Common Stock held by any Dragged Holder that have not been voted in favor of the adoption of the applicable merger agreement (including by virtue of no such vote being required), shall, immediately prior to consummation of the Sale Transaction, be transferred to the Selling Holders (on a pro rata basis), the Third Party Purchaser or another entity (in each case as designated by the Selling Holders), and each such Dragged Holder shall receive, in consideration for such transfer of such shares, an amount equal to the amount otherwise payable in respect thereof in connection with the Sale Transaction. In connection with any Sale Transaction, no Dragged Holder shall be required to make any representations or warranties (except as they relate to such Dragged Holder’s ownership of and authority to sell Common Stock) or covenants, or to provide any indemnity, except for (x) indemnification related to breaches of the foregoing representations and warranties and (y) any other indemnity agreed to by the Selling Holders (other than relating to a breach of representations and warranties by such Selling Holders); provided, that (A) in the case of clause (x) above, each Dragged Holder’s obligation shall be on a pro rata basis in proportion to its interest in the Corporation and (B) in no event shall any Dragged Holder be held liable under either clause (x) or (y) above for any amount in excess of the net proceeds received by such Dragged Holder in connection with any such Sale Transaction.

(c) Upon consummation of the Sale Transaction, or as otherwise expressly provided in the preceding paragraph (b), all the Selling Holders and the Dragged Holders shall receive, with respect to their shares of Common Stock, the same proportion of the aggregate consideration from such Sale Transaction that such holders would have received if such aggregate consideration had been distributed by the Corporation in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation.

(d) Each Selling Holder and Dragged Holder will bear its pro rata share (based upon the number of shares of Common Stock held by such holder) of the costs of any Sale Transaction to the extent such costs are incurred for the benefit of all such holders and are not otherwise paid by the Corporation or the Third Party Purchaser. Costs incurred by such holders on their own behalf will not be considered costs of the Sale Transaction.

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(e) The Corporation shall use commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to cooperate in any proposed Sale Transaction and not to take any action which might impede any such Sale Transaction; provided, however, that in the case of a Sale Transaction involving the sale or disposition of all or substantially all the consolidated assets of the Corporation and its subsidiaries, the Board of Directors shall act in accordance with its fiduciary duties. Pending the completion of any proposed Sale Transaction, the Corporation shall use commercially reasonable efforts to operate in the ordinary course of business and to maintain all existing business relationships in good standing.

(f) The Selling Holders shall have power and authority to cause the Corporation to enter into a Sale Transaction and to take any and all such further action in connection therewith as the Selling Holders may deem necessary or appropriate in order to consummate or abandon any such Sale Transaction; provided, however, that in the case of a Sale Transaction involving the sale or disposition of all or substantially all the consolidated assets of the Corporation and its subsidiaries, the Board of Directors shall act in accordance with its fiduciary duties; provided, further, however, that to the fullest extent permitted by law, the Corporation and the Selling Holders shall have no liability if any such Sale Transaction is not consummated for any reason. Subject to the provisions of this Section 2.1, the Selling Holders, in exercising their rights under this Section 2.1(f), shall have complete discretion over the terms and conditions of any Sale Transaction effected thereby, including, without limitation, price, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows. Without limitation of the foregoing, the Selling Holders may authorize and cause the Corporation or any now or hereafter created subsidiary to execute such agreements, documents, applications, authorizations, registration statements and instruments (collectively “Drag-Along Documents”) as they may deem necessary or appropriate in connection with any Sale Transaction, and each third person who is party to any such Drag-Along Documents may rely on the authority vested in the Selling Holders under this Section 2.1 for all purposes.

(g) Subject to Section 11.12, the provisions of this Section 2.1 shall be in addition to, and not in limitation of, the provisions of Section 7.1 of the Certificate of Incorporation.

ARTICLE III

TAG-ALONG TRANSACTION

SECTION 3.1 Tag-Along Rights in a Tag-Along Transaction.

(a) In the event that one or more Stockholders (the “Initiating Holders”) desire to effect a Tag-Along Transaction, the Initiating Holders (or a designated representative acting on their behalf) shall first give written notice (a “Sale Notice”) to all

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other Holders (the “Tag-Along Sellers”), with a copy to the Corporation, in accordance with Section 11.2, offering the Tag-Along Sellers the option to participate in such Tag-Along Transaction on the terms and conditions set forth in the Sale Notice (and, in any event, on the same terms and conditions as the Initiating Holders). The Sale Notice shall include the names of the parties to the proposed Tag-Along Transaction, a summary of the material terms and conditions of the proposed Tag-Along Transaction, and the proposed amount and form of consideration and the terms and conditions of payment contemplated by the proposed Tag-Along Transaction. Each Tag-Along Seller may, by written notice to the Initiating Holders (or their designated representative) delivered within ten Business Days after delivery of the Sale Notice, elect to sell shares in such Tag-Along Transaction, on the terms and conditions set forth in the Sale Notice, which terms and conditions shall be the same as those on which the Initiating Holders’ shares of Common Stock are to be sold (subject to any rights, privileges and preferences (including dividend rights) to which Holders are entitled under the Certificate of Incorporation); provided, however, that if such proposed transferee desires to purchase an amount of Common Stock that is less than the aggregate amount of Common Stock proposed to be transferred by the Initiating Holders and any Tag-Along Sellers electing to participate in the Tag-Along Transaction, then the Initiating Holders may elect either (A) to terminate such Tag-Along Transaction with respect to the Initiating Holders and each Tag-Along Seller or (B) to sell to such transferee, and upon such election to sell, each Tag-Along Seller shall be permitted to sell to such transferee, up to that number of shares of Common Stock owned by the Initiating Holders or electing Tag-Along Sellers, as the case may be, equal to the product of (x) the total number of shares of Common Stock to be acquired by the transferee in the proposed Tag-Along Transaction and (y) such Initiating Holder’s or Tag-Along Seller’s proportionate percentage of the total number of then-issued and outstanding shares of Common Stock held by the Initiating Holders and electing Tag-Along Sellers.

(b) In no event shall any Tag-Along Seller have any rights under this Section 3.1 or otherwise with respect to a sale by any Initiating Holders of any debt or equity securities of the Corporation other than the Common Stock. In connection with any Tag-Along Transaction, no Tag-Along Seller shall be required to make any representations or warranties (except as they relate to such Tag-Along Seller’s ownership of and authority to sell Common Stock) or covenants, or to provide any indemnity, except for (x) indemnification related to breaches of the foregoing representations and warranties and (y) any other indemnity agreed to by the Initiating Holders (other than relating to a breach of representations and warranties by such Initiating Holders); provided, that (A) in the case of clause (x) above, each Tag-Along Seller’s obligation shall be on a pro rata basis in proportion to its interest in the Corporation and (B) in no event shall any Tag-Along Seller be held liable under either clause (x) or (y) above for any amount in excess of the net proceeds received by such Tag-Along Seller in connection with any such Tag-Along Transaction. The election by any Tag-Along Seller to sell or not to sell all or any portion of such Tag-Along Seller’s Common Stock in any Tag-Along Transaction shall not adversely affect such Tag-Along Seller’s right to participate in any future Tag-Along Transaction.

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(c) Upon consummation of the sale of any Common Stock pursuant to clause (a) of this Section 3.1, each Initiating Holder and Tag-Along Seller shall deliver at such closing, against payment of the purchase price therefor, certificates or other documentation governing the terms of any such Common Stock (or other evidence thereof reasonably acceptable to the transferee of such Common Stock) representing their Common Stock to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, evidence of good title to the Common Stock to be sold, the absence of liens, encumbrances and adverse claims with respect thereto and such other documents as are deemed reasonably necessary by the Initiating Holders and the Corporation for the proper Transfer of such Common Stock on the books of the Corporation.

(d) Subject to Section 11.12, the provisions of this Section 3.1 shall be in addition to, and not in limitation of, the provisions of Section 7.2 of the Certificate of Incorporation.

ARTICLE IV

PREEMPTIVE RIGHTS

SECTION 4.1 Preemptive Rights.

(a) The Corporation shall not sell or issue to any Person (including any then-current stockholder) (a “Preemptive Purchaser”), any additional shares of Class A Common Stock, or other securities convertible into or exchangeable for Class A Common Stock, or options, warrants or rights carrying any right to purchase Class A Common Stock (the “New Securities”) (other than pursuant to an Excluded Issuance), unless the Corporation first submits written notice (the “Preemptive Rights Notice”) to each holder, or group of Affiliated holders, of then-issued and outstanding shares of Class A Common Stock representing in the aggregate 2% or more of the issued and outstanding shares of Common Stock on a fully diluted basis (a “Preemptive Stockholder”) identifying the terms of the New Securities (including the price, number or aggregate principal amount and type of securities, and all other material terms) and offers to each Preemptive Stockholder the opportunity to purchase a portion of the New Securities (a “Pro Rata Portion”) on terms and conditions, including price, not less favorable to the Preemptive Stockholder than those on which the Corporation proposes to sell or issue the New Securities to the Preemptive Purchaser. A Preemptive Stockholder’s Pro Rata Portion shall be equal to (x) the total number of New Securities subject to the sale or issuance multiplied by (y) a fraction, (A) the numerator of which is the number of then-issued and outstanding shares of Class A Common Stock owned by the Preemptive Stockholder, and (B) the denominator of which is the total number of the then-issued and outstanding shares of Class A Common Stock. Subject to providing the Preemptive Rights Notice in accordance with this Section 4.1(a), the Corporation may proceed to consummate a sale or issuance of New Securities to the Preemptive Purchaser, so long as the Corporation subsequently gives effect to the right of each Preemptive Stockholder to purchase its respective Pro Rata Portion of such New Securities.

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(b) The Corporation’s offer to a Preemptive Stockholder shall remain open for a period of 20 days after the Preemptive Rights Notice is delivered in accordance with Section 11.2, during which time the Preemptive Stockholder may accept such offer by written notice to the Corporation setting forth the number of such New Securities to be purchased by such Preemptive Stockholder, up to a maximum amount equal to such Preemptive Stockholder’s Pro Rata Portion.

(c) In the event that a Preemptive Stockholder declines to exercise the option to purchase its Pro Rata Portion of any issuance of New Securities, such Preemptive Stockholder shall be deemed to have permanently waived the preemptive rights granted under this Section 4.1 and shall no longer be eligible to participate in any future issuance of New Securities pursuant to this Section 4.1.

(d) Subject to Section 11.12, the provisions of this Section 4.1 shall be in addition to, and not in limitation of, the provisions of Section 7.3 of the Certificate of Incorporation.

ARTICLE V

CO-SALE RIGHTS

SECTION 5.1 Co-Sale Provisions.

(a) In the event that any holder or holders of the Corporation’s Class A Common Stock (the “Transferring Holders”) proposes to sell or otherwise Transfer any shares of Class A Common Stock (other than pursuant to a Tag-Along Transaction) to any transferee (except (x) an Affiliate of the transferor or (y) an Initial Stockholder or an Affiliate of such Initial Stockholder) and, following such sale or Transfer, such transferee (the “Nonparty Buyer”), together with its Affiliates, would beneficially own shares of Class A Common Stock entitling the Nonparty Buyer and such Affiliates to exercise a majority of the voting power represented by all the outstanding Class A Common Stock (a “Co-Sale Transaction”), the Nonparty Buyer shall cause written notice (the “Co-Sale Notice”) of such proposed Co-Sale Transaction to be given to the Corporation and each holder of Class A Common Stock other than the Transferring Holders (each such other holder, a “Co-Sale Offeree”) not less than 30 days prior to consummation of such Co-Sale Transaction. The Co-Sale Notice shall include the number of shares of Class A Common Stock proposed to be Transferred in the Co-Sale Transaction, the name and address of the Nonparty Buyer, the weighted average price paid for all shares of Class A Common Stock purchased by the Nonparty Buyer (or its Affiliates) in the preceding 18-month period, the proposed amount and form of consideration and the material terms and conditions of payment contemplated by the proposed Co-Sale Transaction, and the date on which such Co-Sale Transaction is expected to be consummated.

(b) Each Co-Sale Offeree may, by written notice to the Nonparty Buyer (or its designated representative) delivered within ten days after delivery of the Co-Sale Notice, elect to sell to the Nonparty Buyer all or any portion of the issued and outstanding shares of Class A Common Stock owned by such Co-Sale Offeree as of the date of the Co-Sale

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Notice, contemporaneously with the consummation of the Co-Sale Transaction, at the Co-Sale Price and on the same terms and conditions set forth in the Co-Sale Notice, which terms and conditions shall be the same as those on which the Transferring Holders’ issued and outstanding shares of Class A Common Stock are being sold.

(c) Upon consummation of the sale of any Class A Common Stock pursuant to clause (a) of this Section 5.1, each Transferring Holder and Co-Sale Offeree participating in such Co-Sale Transaction shall deliver, against payment of the Co-Sale Price, certificates evidencing such Class A Common Stock (or other evidence thereof reasonably acceptable to the Nonparty Buyer) to be sold, duly endorsed for Transfer or accompanied by duly endorsed stock powers, and such other documents as are deemed reasonably necessary by the Transferring Holders and the Corporation for the proper Transfer of such Common Stock to the Nonparty Buyer on the books of the Corporation.

(d) In the event that shares of Class A Common Stock are transferred to a Nonparty Buyer in violation of this Section 5.1, all voting rights associated with all issued and outstanding shares of Class A Common Stock held by such Nonparty Buyer (and its Affiliates) will be automatically and permanently suspended immediately upon the consummation of the Co-Sale Transaction involving such Nonparty Buyer.

(e) Subject to Section 11.12, the provisions of this Section 5.1 shall be in addition to, and not in limitation of, the provisions of Section 7.4 of the Certificate of Incorporation.

ARTICLE VI

BOARD OF DIRECTORS

SECTION 6.1 Election of Michael Keough. Each Stockholder agrees that, for so long as Michael Keough is serving as the President and Chief Executive Officer of the Corporation (the “CEO”), at any meeting of stockholders of the Corporation at which directors are to be elected (or any solicitation of written consents in lieu of such meeting), such Stockholder shall vote all of its shares of Common Stock to elect Michael Keough as a director of the Corporation; provided, however, that (i) in the event the employment of Michael Keough as CEO is terminated (unless otherwise determined by the Board of Directors in its discretion), Michael Keough will cease to be a director (and each Stockholder shall take any necessary action to cause Michael Keough to be removed as a director under such circumstances) and (ii) in the event of a vacancy on the Board of Directors as a result of Michael Keough’s termination, death, resignation or other cause, an individual shall be chosen to serve as Michael Keough’s replacement on the Board of Directors in accordance with Section 8.5 of the Certificate of Incorporation.

SECTION 6.2 Board Observers. Each Effective Date Signatory that, individually or together with its Affiliates, received more than 15% of the shares of Class A Common Stock issued as of the Effective Date pursuant to the Plan, and continues (together with its Affiliates) to hold more than 15% of the issued and outstanding shares of Class A Common Stock (each, a “15% Holder”), shall have the non-transferable right to appoint one representative (an

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“Observer”) to attend (whether in person or via teleconference) meetings of the Board of Directors as an observer and to participate in all discussions during such meetings; provided, however, that the Observer shall not be entitled to vote on any matters upon which the Board of Directors shall vote. Subject to the execution of a confidentiality agreement in the form attached hereto as Exhibit D by such 15% Holder and its Observer, the Corporation shall (i) send to the Observer the notice of the time and place of each meeting of the Board of Directors in the same manner and at the same time as it shall send such notice to the members of the Board of Directors and (ii) provide to the Observer copies of all notices, reports, minutes and consents (collectively, “Board Materials”) in the manner and at the same time as they are provided to the Board of Directors. Notwithstanding the foregoing, the Board of Directors may deny an Observer access to any meeting of the Board of Directors, or any potion thereof, and may deny an Observer any or all Board Materials, if the Board of Directors (a) has been advised by outside legal counsel that such denial is reasonably necessary to preserve the attorney-client privilege, or (b) determines that access to such meeting and/or provision of such Board Materials would result in a conflict of interest, and so notifies the Observer in writing of the specific conflict of interest.

ARTICLE VII

STOCKHOLDER INFORMATION RIGHTS

SECTION 7.1 Stockholder Information Rights.

(a) Stockholders shall have the right, upon written request made to the Secretary of the Corporation, subject to delivery to such Secretary of a completed and executed questionnaire and confidentiality undertaking from such Stockholder in the form attached to the Certificate of Incorporation as Exhibit A (or such other form as may be approved by the Board of Directors and available from time to time from the Secretary of the Corporation), to receive:

(i) within 90 days after the end of each fiscal year of the Corporation, an annual report containing (x) audited consolidated financial statements of the Corporation for such fiscal year (including balance sheets, statements of operations and statements of cash flows as would be required to be included in an Annual Report on Form 10-K if the Corporation had a class of Common Stock registered with the SEC under the Exchange Act, certified by a national accounting firm and prepared in accordance with GAAP, and (y) a management’s discussion and analysis of financial condition and results of operations (“MD&A”), in narrative form, with respect to such financial statements (such MD&A to be substantially similar to that which would be required to be included in an Annual Report on Form 10-K if the Corporation were an SEC registrant);

(ii) in the case of (x) any Initial Stockholder or (y) any other Stockholder that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), within 45 days after the end of each of the first three fiscal quarters of each year (or more

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frequently at the Board of Directors’ option), a report containing (x) condensed consolidated financial statements of the Corporation for such quarter and the year-to-date period and the comparable period of the prior fiscal year (including balance sheets, statements of operations and statements of cash flows as would be required to be included in a Quarterly Report on Form 10-Q if the Corporation had a class of Common Stock registered with the SEC under the Exchange Act), prepared in accordance with GAAP, and (y) an MD&A, in narrative form, with respect to such financial statements (such MD&A to be substantially similar to that which would be required to be included in a Quarterly Report on Form 10-Q if the Corporation were an SEC registrant);

(iii) in the case of (x) any Initial Stockholder or (y) any other Stockholder that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), concurrently with any report furnished pursuant to clause (i) or (ii) above, a brief description of the nature of the business of the Corporation and its products and services and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act;

(iv) in the case of any Stockholder that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), written notice of the occurrence of any event that would be required to be reported by the Corporation on Form 8-K if the Corporation had a class of Common Stock registered with the SEC under the Exchange Act, together with all information relating to such event that would be required to be included in such Form 8-K, within seven days of the occurrence of such event; and

(v) in the case of any Stockholder that, individually or with its Affiliates, is a record owner (or establishes to the Corporation’s reasonable satisfaction that it is a beneficial owner) of shares of Common Stock representing at least 2% of the issued and outstanding shares of Common Stock (treated as a single class), upon reasonable prior written notice delivered to the Corporation by such Stockholder, a complete record of the stockholders of the Corporation, arranged by class of shares and, within each class, in alphabetical order, showing the address of each stockholder and the number of shares of each class of Common Stock registered in the name of such stockholder, such record to be made available by the Corporation either on a reasonably accessible electronic network or during normal business hours at the principal place of business of the Corporation;

provided, however, that (i) the Corporation will not be required by clauses (i), (ii), (iii) or (iv) of this Section 7.1 to deliver any reports that are more extensive or more detailed than those that would be required if the Corporation had a class of

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Common Stock registered with the SEC under the Exchange Act, and (ii) the requirements of this Section 7.1 shall cease to apply at such time as the Corporation has a class of Common Stock registered with the SEC under the Exchange Act.

(b) Subject to Section 11.12, the provisions of this Section 7.1 shall be in addition to, and not in limitation of, the provisions of Section 5.2.5 of the Certificate of Incorporation.

SECTION 7.2 Information Concerning Number of Stockholders of Record.

(a) In the event the Corporation determines that the number of holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any relevant rules promulgated thereunder) of the Corporation’s Common Stock exceeds 450, the Corporation shall, as promptly as practicable thereafter, cause written notice thereof to be provided to each such holder of record.

(b) Subject to Section 11.12, the provisions of this Section 7.2 shall be in addition to, and not in limitation of, the provisions of Section 5.2.6 of the Certificate of Incorporation.

ARTICLE VIII

KEY ACTIONS

SECTION 8.1 Special Approval Requirements for Key Actions.

(a) In addition to any other vote of stockholders that may be required by law or by the provisions of the Certificate of Incorporation and any approval required by Section 9.1 in the case of a Related Party Transaction, the Corporation shall not take, or permit any subsidiary to take, any Key Action, without first obtaining, with respect to such Key Action, either:

(i) the unanimous written consent of all directors then in office; or

(ii) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of all the directors in attendance (excluding any directors recusing themselves due to an actual or potential conflict of interest, provided that no action may be taken by less than a majority of all directors present at such meeting); or

(iii) (A) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office and (B) the affirmative vote of at least a majority of the holders of the issued and outstanding shares of Class A Common Stock.

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(b) Subject to Section 11.12, the provisions of this Section 8.1 shall be in addition to, and not in limitation of, the provisions of Section 5.5 of the Certificate of Incorporation.

ARTICLE IX

RELATED PARTY TRANSACTIONS

SECTION 9.1 Approval Requirements for Related Party Transactions. In addition to any other vote of stockholders that may be required by law or by the provisions of the Certificate of Incorporation and any approval required by Section 8.1 in the case of a Key Action, the Corporation shall not enter into any Related Party Transaction without first obtaining:

(a) in the case of a Related Party Transaction with a Related Party described in clause (iii), (iv) or (v) of the definition of “Related Party”, either:

(i) the unanimous written consent of all directors then in office; or

(ii) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of all the directors in attendance (excluding any directors recusing themselves due to an actual or potential conflict of interest, provided that no action may be taken by less than a majority of all directors present at such meeting); or

(iii) (X) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office and (Y) the approval of each disinterested 15% Holder; and

(b) in the case of a Related Party Transaction with a Related Party described in clause (i) or (ii) of the definition of “Related Party”, either:

(i) the unanimous written consent of all directors then in office; or

(ii) the affirmative vote at a duly held meeting of the Board of Directors (at which a quorum is present) of a majority of the directors then in office.

SECTION 9.2 Subject to Section 11.12, the provisions of Section 9.1 shall be in addition to, and not in limitation of, the provisions of Section 5.7 of the Certificate of Incorporation.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

SECTION 10.1 Ownership and Authority. Each Stockholder executing or otherwise becoming a party to this Agreement, severally and not jointly, represents and warrants that, to the best knowledge of such Stockholder, this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms (except as limited by applicable

17

bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally and the effect and application of general principles of equity and the availability of equitable remedies).

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Term and Termination.

(a) All the rights and obligations of the Corporation and the Stockholders set forth in this Agreement shall terminate automatically upon consummation of a Qualified Public Offering.

(b) At such time as any Stockholder shall cease to own Common Stock (a “Terminated Party”), such Terminated Party shall automatically no longer be a party to this Agreement.

(c) This Agreement may be terminated in its entirety at any time with the written approval of those Stockholders having the requisite power and authority to amend the provisions of Section 11.5 of this Agreement as provided in such Section 11.5.

SECTION 11.2 Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) three Business Days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-Business Day delivery guaranteed, in each case as follows: (i) in the case of any Holder, to such Holder at its address or facsimile number set forth in the stock records of the Corporation; and (ii) in the case of the Corporation, to the Secretary of the Corporation at the Corporation’s principal place of business. A party may change its address for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section 11.2.

SECTION 11.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

SECTION 11.4 Entire Agreement. This Agreement supersedes all prior discussions and agreements among any of the parties hereto (and their Affiliates) with respect to the subject matter hereof and contains the sole entire understanding of the parties with respect to the subject matter hereof.

SECTION 11.5 Amendment. This Agreement may be amended only with the written approval of the holders of at least a majority in voting power of the then-issued and outstanding shares of Class A Common Stock held by all the Stockholders; provided, however, that (i) any amendment or modification to this Agreement adversely affecting the rights and/or obligations of the Corporation shall require the affirmative vote at a duly held meeting of the Board of

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Directors (at which a quorum is present) of a majority of the directors then in office; (ii) any amendment or modification to the provisions of Section 2.1 (“Drag-Along Rights in Sale Transaction”), Section 3.1 (“Tag-Along Rights in a Tag-Along Transaction”), Section 4.1 (“Preemptive Rights”), Section 5.1 (“Co-Sale Provisions”), Section 6.2 (“Board Observers”), Section 7.1 (“Stockholder Information Rights”), or this Section 11.5 (“Amendment”), or any defined term used in any such section, shall also require the written approval of each Effective Date Signatory that, collectively with its Affiliates, received shares of Class A Common Stock as of the Effective Date pursuant to the Plan representing at least 10% of the Class A Common Stock issued as of the Effective Date, so long as such Effective Date Signatory continues to hold at least one share of Class A Common Stock; (iii) any amendment or modification to the provisions of Section 3.1 (“Tag-Along Rights in a Tag-Along Transaction”), or any defined term used in such section, shall also require the written approval of holders of at least 66- 2/3% of the then-issued and outstanding shares of Class A Common Stock held by all the Stockholders; and (iv) any amendment or modification to the provisions of Section 8.1 (“Special Approval Requirements for Key Actions”) and Section 9.1 (“Approval Requirements for Related Party Transactions”), or any defined term used in any such section, shall also require the written approval of holders of at least 85% of the shares of Class A Common Stock then held by the Effective Date Signatories.

SECTION 11.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

SECTION 11.7 Deemed Execution; Effective Date. On the Effective Date, pursuant to Section [5.2(c)] of the Plan, the Corporation and each holder of then-issued and outstanding Class A Common Stock shall be deemed to have entered into this Agreement. This Agreement shall take effect immediately and automatically on the Effective Date.

SECTION 11.8 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 11.9 Governing Law; Consent to Jurisdiction and Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine. The Corporation and each Stockholder hereby submits to the exclusive jurisdiction of (i) the Bankruptcy Court, (ii) the courts of the State of Delaware, and (iii) the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York, and any judicial proceeding brought against the Corporation or any Stockholder with respect to any dispute arising out of this Agreement or any matter related hereto shall be brought only in such courts. The Corporation and each Stockholder hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Corporation and each Stockholder hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 11.2, or in any

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other manner permitted by law. THE CORPORATION AND EACH STOCKHOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

SECTION 11.10 Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. The parties hereby waive, and cause their respective representatives to waive, any requirement for the securing or posting of any bond in connection with any action brought for injunctive relief hereunder.

SECTION 11.11 Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

SECTION 11.12 Conflicts. In the event that any of the terms or provisions of this Agreement conflict with any of the terms or provisions of the Certificate of Incorporation, the terms and provisions of the Certificate of Incorporation shall control.

SECTION 11.13 Recapitalization, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, shares of capital stock of the Corporation by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of Common Stock or any other change in the Corporation’s capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, or are deemed to have executed this Agreement, as of the Effective Date.

THE CORPORATION:

CARAUSTAR INDUSTRIES, INC.

By:
Name:
Title:

STOCKHOLDERS:

[ ]

By:
Name:
Title:

SCHEDULE A

LIST OF EFFECTIVE DATE SIGNATORIES

[    ]

Exhibit A

Bylaws of the Corporation

Exhibit B

Certificate of Incorporation of the Corporation

Exhibit C

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Stockholders Agreement dated as of             , 2009 (as amended, the “Agreement”), by and among Caraustar Industries, Inc. (the “Corporation”) and the Stockholders (as defined in the Agreement), and for all purposes of the Agreement the undersigned shall, effective as of the date hereof, be bound by the terms and provisions of the Agreement applicable to Stockholders and be included within the term “Stockholder” (as defined in the Agreement).

The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.:

Date:
Name:

Exhibit D

Form of Confidentiality Agreement

[To be added]

EXHIBIT F

SUMMARY OF PROPOSED

REINCORPORATION TRANSACTIONS

FOR

CARAUSTAR INDUSTRIES, INC.

In connection with the emergence from bankruptcy of Caraustar Industries, Inc. (the “Corporation”), certain transactions substantially as described below will be implemented for the purpose of reincorporating the Corporation as a Delaware corporation, as contemplated by the joint plan of reorganization (the “Plan”) of Caraustar Industries, Inc., a North Carolina corporation (“Caraustar NC”), filed with the United States Bankruptcy Court for the Northern District of Georgia:2

1.	Caraustar NC will cause a new wholly-owned subsidiary, to be named Caraustar Industries, Inc. (“Caraustar Delaware”), to be formed under the General Corporation Law of the State of Delaware, shortly before the Effective Date of the Plan, by filing a certificate of incorporation with the Secretary of State of the State of Delaware.

2.	Certain officers of Caraustar NC will be appointed as directors and officers of Caraustar Delaware.

3.	Caraustar Delaware will issue shares of its common stock to Caraustar NC for consideration of $100.

4.	Pursuant to the Plan, Caraustar Delaware and Caraustar NC will enter into an agreement and plan of merger, in accordance with the Business Corporation Act of the State of North Carolina and the General Corporation Law of the State of Delaware, providing for Caraustar NC to merge with and into Caraustar Delaware on the Effective Date, so that Caraustar NC’s separate corporate existence will cease and Caraustar Delaware will be the surviving corporation.

5.	On the Effective Date, as provided in the Plan, the outstanding capital stock of Caraustar NC will be cancelled and Caraustar Delaware will issue shares of common stock to holders of Allowed Senior Notes Claims.

6.	On or about the Effective Date, Caraustar Delaware will file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of North Carolina (and possibly with one or more other governmental authorities), thus consummating the merger of Caraustar NC into Caraustar Delaware, and all capital stock of Caraustar Delaware owned by Caraustar NC will be cancelled.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

EXHIBIT G

Rejected Executory Contracts

None